UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Kirby Corporation

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Kirby Corporation

NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

Kirby

"DO THE RIGHT THING"

SUSTAINABILITY IS INTEGRAL TO OUR CORPORATE CULTURE

At Kirby, sustainability is embedded in our culture...

FROM AN ENVIRONMENTAL AND HUMAN IMPACT PERSPECTIVE,

SAFETY IS THE FOUNDATION

ZERO HARM

NO HARM TO PEOPLE
TO THE ENVIRONMENT
TO EQUIPMENT

OUR PHILOSOPHY

WE ARE MANAGING FOR SUCCESS IN PERPETUITY

WE INVEST IN

TRAINING AND DEVELOPING OUR WORKFORCE

WE PROMOTE

SOUND PUBLIC POLICY FOR OUR INDUSTRY SEGMENTS

WE SUPPORT

OUR EMPLOYEES
OUR INDUSTRY
OUR COMMUNITIES

BOARD OF DIRECTORS

OVERSIGHT AND GUIDANCE ARE PIVOTAL TO OUR SUCCESS

ON THE COVER: The *M/V Cottle*, a 2600 horsepower Kirby Inland Marine towboat, transits the San Jacinto River near Channelview, Texas, with two loaded 30,000 barrel tank barges. The *M/V Cottle* is primarily used in Kirby's inland business along the Gulf Intracoastal Waterway.

KIRBY | 2020 PROXY STATEMENT	1

March 5, 2020

DEAR FELLOW STOCKHOLDERS,

On behalf of the Board of Directors (the “Board”), we cordially invite you to attend Kirby Corporation’s 2020 Annual Meeting of Stockholders. Information concerning the matters to be voted upon at the meeting is contained in this Notice of the 2020 Annual Meeting and Proxy Statement.

Looking back on 2019, the year can be characterized by very different market conditions in each of our core businesses. In marine transportation, although inland operations were challenged by historic flooding on the Mississippi River System, improving market conditions and our recent investments in the inland and coastal fleets contributed to significant year-on-year growth in revenues and operating income. This was offset, however, by the impact of a cyclical downturn in our oil and gas related distribution and services businesses. Overall, the Company generated significant free cash flow which was used to fund growth in inland marine and pay down debt.

In marine transportation, we continue to make strategic investments to improve the efficiency and average age of our fleet. In March 2019, we completed the purchase of Cenac Marine Services, LLC’s (“Cenac”) young marine transportation fleet including 63 inland tank barges, 34 inland towboats, and two offshore tugboats. We also invested in new modern horsepower, delivering seven new inland towboats, two of which were constructed in our own shipyard, as well as three new state-of-the-art coastal tugboats. These investments, together with the commencement of operations for our new 155,000 barrel coastal articulated tank barge, have strengthened Kirby’s fleet in our core markets and will enhance future profitability and stockholder returns.

In distribution and services, significant reductions in oilfield activity and customer spending in North America resulted in a challenging year for this segment. In response, we took decisive actions to lower our cost structure, reduce working capital, and streamline our oil and gas related businesses so that we will emerge from the downturn as a stronger and more efficient company. Beyond oil and gas, our commercial and industrial portfolio had a strong year, with growth in the power generation, marine, and on-highway sectors. These diverse businesses are poised for further growth in the coming years and provide a base of stable financial performance.

In our Corporate functions, 2019 was a busy and successful year, with numerous projects completed which strengthen Kirby for future success, including: critical enhancements to our information technology and cybersecurity infrastructure; implementation of a new payroll and benefits tracking system; and improved financial flexibility through an increase in the term and size of our bank credit facility. At the Board level, we enhanced the experience and capabilities of the Board with the election of our tenth director, Tanya S. Beder. Ms. Beder brings a wealth of professional, financial, and academic experience, as well as critical operational and risk management knowledge which will be invaluable to Kirby in the years ahead. We ask that you support the nomination of Ms. Beder in this year’s proxy vote.

Your vote is important to us, regardless of the number of shares you hold or whether you plan to personally attend the meeting. Once you have reviewed the proxy materials and have made your decision, please vote your shares using one of the methods outlined in the Proxy Statement.

Thank you for your continued support and for investing in Kirby Corporation.

Sincerely, DAVID W. GRZEBINSKI President and Chief Executive Officer

2	KIRBY | 2020 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Fellow Stockholders:
On behalf of the Board of Directors, we cordially invite you to attend the 2020 Annual Meeting of Stockholders of Kirby Corporation to be held on Tuesday, April 28, 2020, at 10:00 a.m. (CDT). The meeting will be held at Kirby’s Houston offices at 55 Waugh Drive, 11th Floor, Houston, Texas 77007. We look forward to personally greeting those stockholders who will be able to attend the meeting.

Proposals to be voted on at the Kirby Corporation 2020 Annual Meeting of Stockholders are as follows:
1.	Election of three Class I directors;
2.	Election of one Class II director;
3.	Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2020; and
4.	Advisory vote on the approval of the compensation of Kirby’s named executive officers.

You have the right to receive this notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on March 2, 2020. Please remember that your shares cannot be voted unless you sign and return the enclosed proxy card, vote in person at the Annual Meeting, or vote your shares via the phone or internet.

We have enclosed a copy of Kirby Corporation’s Annual Report to stockholders, which includes the Annual Report on Form 10-K for 2019, this Notice of Annual Meeting, this Proxy Statement, and the proxy card in our mailing to stockholders, to be first sent on or about March 20, 2020.

The mailing address of Kirby’s principal executive offices is P.O. Box 1745, Houston, Texas 77251-1745.

Your Vote is Important

Your vote is important. Whether you intend to attend the meeting or not, please ensure that your shares will be represented by completing, signing and returning your proxy card in the envelope provided, or by voting via the phone or internet.

In Person	Telephone 800-690-6903	Internet www.proxyvote.com	Mail Fill out your proxy card and submit by mail.

Sincerely,

AMY D. HUSTED

Vice President, General Counsel and Secretary

KIRBY | 2020 PROXY STATEMENT	3

PROXY MATERIALS

This booklet contains the notice of the Annual Meeting and the Proxy Statement, which contains information about the proposals to be voted on at the meeting, Kirby’s Board of Directors and its committees and certain executive officers. This year you are being asked to:

1.	Elect three Class I directors;

2.	Elect one Class II director;

3.	Ratify the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2020; and

4.	Cast an advisory vote on executive compensation.

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kirby Corporation to be voted at the Annual Meeting of Stockholders to be held at Kirby’s Houston offices, 55 Waugh Drive, 11th Floor, Houston, Texas 77007, on April 28, 2020, at 10:00 a.m. (CDT).

Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting.

Unless the context requires otherwise, the terms “Kirby,” “the Company,” “our,” “we,” “us,” and similar terms refer to Kirby Corporation, together with its consolidated subsidiaries.

4 PROXY SUMMARY	KIRBY | 2020 PROXY STATEMENT

BOARD COMPOSITION & EXPERIENCE

*As of March 2020

KIRBY | 2020 PROXY STATEMENT	5

2019 BUSINESS HIGHLIGHTS

In 2019, consolidated revenues declined 4% to $2.84 billion. The reduction was driven by a 16% decrease in revenues in the distribution and services segment, but was partially offset by a 7% increase in revenues in the marine transportation segment. Growth in the marine transportation segment was primarily related to the inland acquisition of Cenac’s marine transportation fleet in March, improved market conditions and pricing in inland and coastal, and higher barge utilization in coastal. In the distribution and services segment, the revenue decline was driven by a cyclical downturn in the oil and gas market which resulted in reduced orders for new and remanufactured pressure pumping equipment, as well as lower demand for equipment sales, service, and parts. This was partially offset by growth in the commercial and industrial market, particularly for the sale of back-up power systems in power generation.

Despite the overall revenue reduction, operating income, excluding one-time items1, increased 5% to $282.3 million, with strength in marine transportation and cost reduction efforts in distribution and services more than offsetting the adverse impacts of reduced oilfield-related revenues. Earnings per share, excluding one-time items1, increased modestly to $2.90.

In 2019, Kirby generated $512 million in cash flow from operations. This cash flow was used to pay down debt and make additional investments in the marine transportation fleet. During the year, Kirby invested more than $300 million in acquisitions and new construction of marine equipment, including 64 inland barges representing 1.9 million barrels capacity, 41 inland towboats, and five coastal tugboats. At the end of 2019, Kirby’s long-term debt balance was $1.37 billion, representing a reduction of more than $40 million compared to 2018, with a debt-to-capitalization ratio of 28.9%.

1

Operating income, excluding one-time items, and earnings per share, excluding one-time items, are non-GAAP financial measures. Please refer to Appendix A for additional information and a reconciliation to the most directly comparable generally accepted accounting principles (“GAAP”) financial measures.

6 PROXY SUMMARY	KIRBY | 2020 PROXY STATEMENT

CORPORATE GOVERNANCE

The Board represents the stockholders’ interest and is responsible for overseeing Company management, including monitoring the effectiveness of management practices and decisions. To that end, the Board has established governance practices including the guidelines and charters described below.

Business Ethics Guidelines

The Board has adopted Business Ethics Guidelines that apply to all directors, officers and employees of the Company. A copy of the Business Ethics Guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview. The Company is required to make prompt disclosure of any amendment to or waiver of any provision of its Business Ethics Guidelines that applies to any director or executive officer including its chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. The Company will make any such disclosure that may be necessary by posting the disclosure on its website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. A copy of the guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview.

Communication with Directors

Interested parties, including stockholders, may communicate with the full Board or any individual directors, including the Chairmen of the Audit, Compensation and Governance Committees, the presiding director or the non-management or independent directors as a group, by writing to them c/o Kirby Corporation, P.O. Box 1745, Houston, Texas 77251-1745. The Company will refer the communication to the appropriate addressee(s). Complaints about accounting, internal accounting controls or auditing matters should be directed to the Chairman of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Website Disclosures

The following documents and information are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance Committee Charter

•	Criteria for the Selection of Directors

•	Business Ethics Guidelines

•	Corporate Governance Guidelines

•	Communication with Directors

KIRBY | 2020 PROXY STATEMENT	PROXY SUMMARY 7

GOVERNANCE HIGHLIGHTS

Our Board prides itself on its commitment to high ethical standards, effective governance practices, and expertise within the industries in which we operate.

In October 2019, the Board was expanded from nine to ten directors and enhanced with the election of Tanya S. Beder as the tenth director. Ms. Beder’s extensive background in professional, board, and academic disciplines, as well as her wealth of experience in asset and risk management, finance, and data analytics will be immensely valuable to Kirby’s future success.

TOPIC	PRACTICE
Independence	• Eight out of ten director nominees are independent
• Board committees are composed entirely of independent directors

Independent Presiding Director	• Richard J. Alario serves as the Independent Presiding Director

Diversity	• Two out of ten directors are female

Executive Sessions	• Non-management directors meet regularly without management

Majority Voting	• Majority of votes cast is required for the election of directors

Director Evaluations	• Evaluations of the full board and each committee are conducted annually

Stock Ownership	• Stock ownership guidelines established for directors

Single Voting Class	• Kirby has a single class of voting stock

Hedging and Pledging of Stock	• Hedging and pledging of company stock are prohibited by directors, officers, and employees

Business Ethics Guidelines	• Ethics guidelines apply to all our directors, officers, and employees

8 PROXY SUMMARY	KIRBY | 2020 PROXY STATEMENT

COMPENSATION HIGHLIGHTS

Our executive compensation philosophy has been consistent and focused on the creation of value for our stakeholders. A significant portion of our named executive officers’ compensation is tied to “At Risk” or pay-for-performance components. The charts below depict how each element of compensation was weighted for our named executive officers in 2019.

Our executive compensation program is designed to attract and retain talented executive officers, motivate consistent performance over time, and encourage performance that results in increased profitability and stockholder returns. Our executive compensation program has historically received high levels of stockholder support well above 90%. In 2018, while there were no material changes to our executive compensation program, the approval rating declined at the 2019 Annual Meeting as a result of some stockholders voting against a one-time special retirement payment granted by the Board of Directors to our former Executive Chairman. For 2019, we did not have any special one-time payments, and the core of our executive compensation program remained unchanged. Listed below are some of the highlights of our compensation policies and practices:

TOPIC	PRACTICE
Pay-for-Performance Focus	• Performance-based cash annual incentive compensation rewards current year financial and operational success
• Performance-based cash and equity long-term incentive awards incentivize future growth and profitability
• Awards are based on EBITDA, Return on Invested Capital, and Earnings per Share metrics which correlate highly to long-term stockholder returns
Annual Say-on-Pay Vote	• We annually ask stockholders to provide an advisory vote on executive compensation
Equity Ownership Guidelines	• Stock ownership guidelines are established for executive officers
Golden Parachutes	• We do not have employment agreements with executive officers
Independent Compensation Consultant	• The Compensation Committee has retained a nationally recognized compensation consulting firm to serve as its independent compensation consultant
Double-Trigger Vesting	• We have adopted double-trigger vesting of equity awards upon a change in control
Excise Tax Gross-Ups	• We do not provide executive officers with excise tax gross-ups
Re-pricing Stock Options	• We do not re-price stock options
Evergreen Equity Plans	• We do not have any evergreen provisions in our equity compensation plan

PRESIDENT AND CEO	EXECUTIVE VP AND CFO	OTHER NEO
COMPENSATION	COMPENSATION	COMPENSATION

NOTE: Includes total direct compensation as referred to in the compensation discussion and analysis on page 29. “Bonus” includes non-equity incentive plan compensation. For additional information, reference the Summary Compensation Table on page 36.

KIRBY | 2020 PROXY STATEMENT	9

STOCKHOLDER ENGAGEMENT

Throughout 2019, senior management and investor relations engaged with our stockholders and potential stockholders on a regular basis to share information on the Company, listen to their perspectives, and solicit feedback. In 2019, we conducted nearly 200 phone calls and in-house one-on-one meetings which connected us to more than 250 investors and analysts. We attended 12 equity conferences and investor events across the United States, and we hosted several investor events at our key operating facilities in Houston and Oklahoma City.

In October, Kirby’s executive management team hosted our top 50 stockholders and sell-side analysts at a reception with the Board of Directors in New York City. This event was well attended and provided our top stockholders with a valuable opportunity to engage with the Board and the Company’s executive leadership.

CORPORATE SUSTAINABILITY

Kirby has a long history of promoting sustainability as part of our corporate culture, and our “NO HARM” principles – NO HARM to People, to the Environment, and to Equipment is the foundation of our culture. We view sustainability as integral to the continued advancement of our NO HARM culture and strive to integrate it as part of our business strategy. Kirby’s core values of responsible operation, valuing our employees, and acting as stewards of the environment in the communities we operate shape our initiatives and strategies. Kirby has a long-standing history of investing in new equipment and technologies that improve its operations and support its environmental stewardship initiatives. We support our employees through extensive training and development programs, and continuously emphasize our high safety standards.

During 2019, we took concrete steps to improve our sustainability disclosures. In our 2019 Sustainability Report, we provided historical safety statistics which disclose our record on employee injuries, harm to equipment, and cargo spills to the environment. This report is available on the Company’s website at www.kirbycorp.com in the Sustainability section under ESG Presentation. Additionally, we provided new disclosures on our safety programs, management and audit oversight, and best practices which we utilize in operations every day. We also expanded our reporting on social matters, including enhanced disclosures on our employee benefit programs and community involvement. Additionally, we expanded the oversight of our sustainability program beyond executive leadership to include the Board of Directors. Our Governance Committee charter now includes environmental, social, and governance (“ESG”) oversight. Finally, we added dedicated employee resources to further enhance our disclosures and improve our engagement with ESG stakeholders.

In 2020, a key focus is to provide new disclosures on Kirby’s greenhouse gas emissions. We will also be working to align our ESG disclosures with the Sustainability Accounting Standards Board framework and the Task Force on Climate-Related Disclosures.

To learn more about these programs and initiatives, please visit the Corporate Sustainability section of our website at www.kirbycorp.com.

10 PROXY SUMMARY	KIRBY | 2020 PROXY STATEMENT

1	Letter to Stockholders

2	Notice of Annual Meeting of Stockholders

3	Proxy Materials

4	Proxy Summary

4	Board Composition & Experience
5	Business Highlights
6	Corporate Governance
7	Governance Highlights
8	Compensation Highlights
9	Stockholder Engagement
9	Corporate Sustainability
10	Table of Contents

11	Voting Items 1 and 2: Election of Directors

11	Nominees for Election (Proposal 1)
13	Nominee for Election (Proposal 2)
14	Directors Continuing in Office

17	Board of Directors

17	Director Independence
17	Risk Oversight
17	Board Leadership Structure
18	Board Committees
18	Audit Committee
18	Compensation Committee
19	Governance Committee
19	Attendance at Meetings
20	Director Compensation

23	Transactions with Related Persons

24	Voting Item 3: Audit Committee Matters

24	Ratification of Selection of KPMG LLP (Proposal 3)
24	Fees Paid to KPMG LLP

25	Audit Committee Report

26	Voting Item 4: Executive Compensation

26	Advisory Vote on Executive Compensation (Proposal 4)
26	Compensation Discussion and Analysis
26	Executive Summary
29	Elements of Compensation
34	Other Compensation Matters

35	Compensation Committee Report

36	Compensation Tables

36	Summary Compensation Table
37	Grants of Plan Based Awards
38	Outstanding Equity Awards
39	Options Exercises and Stock Vested
39	Nonqualified Deferred Compensation
40	Equity Compensation Plan Information
40	Potential Payments upon Change in Control

43	Beneficial Ownership of Common Stock

43	Beneficial Ownership of Directors and Executive Officers
44	Principal Stockholders

45	CEO Pay Ratio

46	Other Business

47	Stockholder Proposals for 2021 Annual Meeting

48	Solicitation of Proxies
48	Voting

50	Appendix

50	Appendix A: Reconciliation of GAAP to Non-GAAP Measures Excluding One-Time Items
51	Appendix B: Reconciliation of GAAP Net Earnings to Non-GAAP EBITDA

KIRBY | 2020 PROXY STATEMENT	11

VOTING ITEMS 1 AND 2:

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board shall consist of not fewer than three nor more than fifteen members and that, within those limits, the number of directors shall be determined by the Board. The Bylaws further provide that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. The size of the Board is currently set at ten. Three Class I directors are to be elected at the 2020 Annual Meeting to serve until the Annual Meeting of Stockholders in 2023 and one Class II director is to be elected at the 2020 Annual Meeting to serve until the Annual Meeting of Stockholders in 2021.

Ms. Beder was elected to the Board in October 2019 as a Class I director. In January 2020, the Board decided to decrease the number of Class I directors from four to three effective in April 2020 and to increase the size of the Class II directors from three to four also effective in April 2020. It was determined that this change would affect Ms. Beder’s directorship. Therefore, Ms. Beder has been nominated for election as a Class II director.

Each nominee named below is currently serving as a director and each has consented to serve for the new term, if elected. If any nominee becomes unable to serve as a director, an event currently not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee selected by the present Board to fill the vacancy.

In addition to satisfying, individually and collectively, the Company’s Criteria for the Selection of Directors discussed under the “THE BOARD OF DIRECTORS — Governance Committee” below, each of the directors has extensive experience with the Company or in a business similar to one or more of the Company’s principal businesses or the principal businesses of significant customers of the Company. The brief biographies of each of the nominees and continuing directors below include a summary of the particular experience and qualifications that led the Board to conclude that he or she should serve as a director.

NOMINEES FOR ELECTION (PROPOSAL 1)

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of each of the following nominees as a director.

Nominees for Election as Class I directors, serving until the Annual Meeting of Stockholders in 2023

RICHARD J. ALARIO

Director Since: 2011 Age: 65 Houston, Texas

Mr. Alario served as Chief Executive Officer and a director of Key Energy Services, Inc. (“Key Energy”), a publicly traded oilfield service company listed on the New York Stock Exchange (“NYSE”), from 2004 until his retirement in March 2016. Prior to joining Key Energy, Mr. Alario served as Vice President of BJ Services Company, an oilfield service company, from 2002 to 2004, and prior to that served for over 21 years in various capacities, most recently Executive Vice President, of OSCA, Inc., also an oilfield service company. He serves as Chairman of the Company’s Governance Committee, is a member of the Audit Committee and has been chosen by the non-management directors to serve as the presiding director at executive sessions of the non-management directors. Mr. Alario has also served as a director of NOW Inc. since May 2014 and as its interim Chief Executive Officer since November 2019.

Mr. Alario has over 35 years of experience in the oilfield service business, serving as Chief Executive Officer with both operating and financial responsibility for one of the largest oilfield service companies in the United States. That experience is valuable to the Board in its oversight of the Company’s distribution and services business which serves the oilfield services industry as a significant part of its customer base. As a former public company Chief Executive Officer, Mr. Alario adds that perspective to the collective experience of the independent directors.

12	KIRBY | 2020 PROXY STATEMENT

DAVID W. GRZEBINSKI

Director Since: 2014 Age: 58 Houston, Texas

Mr. Grzebinski has served as President and Chief Executive Officer of the Company since April 2014. He served as President and Chief Operating Officer of the Company from January 2014 to April 2014, Executive Vice President from March 2010 to January 2014, as Chief Financial Officer from March 2010 to April 2014 and as Chairman of the Company’s principal offshore marine transportation subsidiary from February 2012 to April 2013. Prior to joining the Company in February 2010, he served in various operational and financial positions with FMC Technologies Inc. (“FMC”), a global provider of advanced technology systems and products for the energy industry. Prior to joining FMC, he was employed by The Dow Chemical Company in manufacturing, engineering and financial roles. Mr. Grzebinski serves as a director of The Coast Guard Foundation and as a director of the American Bureau of Shipping.

Mr. Grzebinski has primary responsibility for the business and strategic direction of the Company and is an essential link between the Board and the Company’s day-to-day operations. He has overall knowledge of all aspects of the Company, its operations, customers, financial condition and strategic planning.

RICHARD R. STEWART

Director Since: 2008 Age: 70 Houston, Texas

Mr. Stewart served as President and Chief Executive Officer of GE Aero Energy, a division of GE Energy, and as an officer of General Electric Company, from 1998 until his retirement in 2006. From 1972 to 1998, Mr. Stewart served in various positions at Stewart & Stevenson, including Group President and member of the Board of Directors. He serves as Chairman of the Company’s Audit Committee. Mr. Stewart is also a director and former Chairman of Eagle Materials Inc. and a former director of Exterran Corporation.

During a 35-year business career, Mr. Stewart has been the principal executive officer with both operating and financial responsibility for the diesel engine and gas turbine power and service businesses at Stewart & Stevenson and then at GE Aero Energy. Mr. Stewart’s extensive experience in the engine and power products business is valuable to the Board in its oversight of the Company’s distribution and services business and complements the marine transportation and petrochemical industry experience of a number of the Company’s other directors.

KIRBY | 2020 PROXY STATEMENT	13

NOMINEE FOR ELECTION (PROPOSAL 2)

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election the following nominee as a director.

Nominee for Election as Class II director, serving until the Annual Meeting of Stockholders in 2021

TANYA S. BEDER

Director Since: 2019 Age: 64 Jackson Hole, Wyoming

Ms. Beder is currently the Chairman and Chief Executive Officer of a firm she founded in 1987, SBCC Group, ‘Strategy Building and Crisis Control’, where she heads the global strategy, risk, fintech and asset management practices. Previously, Ms. Beder held senior roles as Chief Executive Officer of Tribeca Global Management, a subsidiary of Citigroup, Managing Director & Head of Strategic Quantitative Investment Division at Caxton Associates, and President and Co-Founder of Capital Market Risk Advisors. Ms. Beder also spent time in various positions with The First Boston Corporation (now Credit Suisse) where she was a derivatives trader and was on the mergers and acquisitions team in New York and London. Since 2011, Ms. Beder has served on the board of American Century Investments where she chairs the Risk Management Oversight Committee, is a qualified financial expert on the Audit & Compliance Committee and is a member of the Portfolio Committee. Since 2017, Ms. Beder has also served as a member of the board at Nabors Industries where she is Chair of the Risk Oversight Committee, a qualified financial expert on the Audit Committee, and a member of the Compensation, Technology & Safety Committees. Ms. Beder previously served as a member on the board of directors from 2012 to 2017 of CYS Investments, where she was the chair of the Nominating and Corporate Governance Committee and served on the Audit and Compliance and Compensation Committees. Ms. Beder is currently a lecturer of public policy at Stanford University, is a Fellow in Practice at the Yale University International Center for Finance, and a member of the Mathematical Finance Advisory Board at New York University. Previously, Ms. Beder was on the Advisory Board of the Columbia University Financial Engineering Program, and a trustee at the Institute for Pure and Applied Mathematics at UCLA. Ms. Beder graduated with Bachelor of Arts degrees in Mathematics and Philosophy from Yale University and has a Master of Business Administration degree from Harvard Business School.

Ms. Beder brings to the Board extensive asset management experience, vast knowledge of operational and risk management, and experience serving as a director for both public and private companies. Ms. Beder’s audit and risk oversight committee experience adds valuable perspective to the collective experience of the independent directors.

14	KIRBY | 2020 PROXY STATEMENT

Directors Continuing in Office

The following persons are directors of the Company who will continue in office.

Continuing Class II directors, serving until the Annual Meeting of Stockholders in 2021

BARRY E. DAVIS

Director Since: 2015 Age: 58 Dallas, Texas

Mr. Davis has served as Chairman of the board and Chief Executive Officer of both EnLink Midstream GP, LLC, the general partner of EnLink Midstream Partners, LP, and EnLink Midstream Manager, LLC, the managing member of EnLink Midstream, LLC since August 2019. EnLink Midstream Partners, LP and EnLink Midstream, LLC (collectively “EnLink Midstream”) are both publicly traded and listed on the NYSE. Mr. Davis served as Executive Chairman from January 2018 to August 2019 and as President, Chief Executive Officer and a director of EnLink Midstream from 2014 to January 2018. Prior to the formation of EnLink Midstream in 2014 through the combination of Crosstex Energy and substantially all of the United States midstream assets of Devon Energy, Mr. Davis had served since 1996 as President and Chief Executive Officer of Crosstex Energy, as a director of Crosstex Energy since 2002 and in management roles with other companies in the energy industry since 1984. Mr. Davis serves as a member of the Company’s Audit Committee and the Compensation Committee. He is also a member and former president of the Natural Gas and Electric Power Society and the Dallas Wildcat Committee.

EnLink Midstream provides midstream energy services, including gathering, transmission, processing, fractionation, brine services and marketing of natural gas, natural gas liquids, condensate and crude oil. EnLink Midstream’s assets include an extensive pipeline network, processing plants, fractionation facilities, storage facilities, rail terminals, barge and truck terminals and an extensive fleet of trucks. Mr. Davis has extensive knowledge and experience in the transportation of hydrocarbons, which is the primary business of EnLink Midstream and its predecessors.

MONTE J. MILLER

Director Since: 2006 Age: 76 Durango, Colorado

Mr. Miller has been a consultant and private investor since his retirement. He served as Executive Vice President, Chemicals, of Flint Hills Resources, LP (“Flint Hills”), a company engaged in crude oil refining, transportation and marketing, and the production of petrochemicals, from 2003 to 2006. From 1999 to 2003 when he retired, he was Senior Vice President of Koch Chemical Company, a predecessor company of Flint Hills. Mr. Miller serves as a member of the Company’s Compensation Committee and the Governance Committee.

Mr. Miller has 30 years of experience in the petrochemical and refining business. A significant volume of petrochemical products and refined petroleum products are transported coastwise and on the inland waterways. Petrochemicals and refined petroleum products represent a major portion of the Company’s business, so Mr. Miller’s extensive knowledge about petrochemical and refining companies, which constitute a substantial part of the Company’s customer base, as well as the products they ship and the end users of the products, is valuable to the Board. He also has experience in developing and administering incentive compensation programs at companies similar in size to the Company.

KIRBY | 2020 PROXY STATEMENT	15

JOSEPH H. PYNE

Director Since: 1988 Age: 72 Houston, Texas

Mr. Pyne is the Chairman of the Board of the Company. Mr. Pyne retired as Executive Chairman of the Board on April 30, 2018, but continues to serve as Chairman of the Board in a non-executive capacity. Mr. Pyne is also a director and member of the audit, compensation and governance committees of DHT Holdings, Inc and a former director and member of the compensation committee of Genesee & Wyoming Inc.

Prior to his retirement, Mr. Pyne had been an employee of the Company for 40 years, having served as President of its principal marine transportation subsidiary before serving as President and Chief Executive Officer of the Company from 1995 to 2010, then as Chairman of the Board, President and Chief Executive Officer or Chairman of the Board and Chief Executive Officer of the Company until April 2014 and then as Executive Chairman of the Board from April 2014 through April 2018. Mr. Pyne has extensive knowledge of all aspects of the Company, its history, operations, customer base, financial condition and strategic planning. He has long been active in industry associations that, among other benefits, monitor significant legislative and regulatory developments affecting both the marine transportation and distribution and services businesses.

Continuing Class III directors, serving until the Annual Meeting of Stockholders in 2022

ANNE-MARIE N. AINSWORTH

Director Since: 2015 Age: 63 Houston, Texas

Ms. Ainsworth served as President and Chief Executive Officer of Oiltanking Partners, L.P. and of Oiltanking Holding Americas, Inc. from 2012 until her retirement in 2014. Ms. Ainsworth was Senior Vice President of Refining for Sunoco, Inc. from 2009 to 2012 and previously was the General Manager of the Motiva Enterprises, LLC (“Motiva”) refinery in Norco, LA from 2006 to 2009. Before she joined Motiva, Ms. Ainsworth was director of process safety management from 2003 to 2006 and Vice President of Technical Assurance at Shell Deer Park Refining Company from 2000 to 2003. Ms. Ainsworth serves as a member of the Company’s Audit Committee. She is currently on the boards of Pembina Pipeline Corporation (serves as chair of its safety and environment committee and a member of its compensation committee), HollyFrontier Corporation (member of the environmental, health, safety, and public policy committee and a member of its finance committee), and Archrock, Inc. (serves as chair of its nominating and corporate governance committee and a member of its audit committee). Ms. Ainsworth graduated from the University of Toledo with a Bachelor of Science in Chemical Engineering, and she holds a Masters in Business Administration from Rice University where she served as an adjunct professor from 2000 to 2009. She is also a graduate of the Institute of Corporate Directors Education Program (Rotman School of Management, University of Toronto) and holds the ICD.D designation.

Ms. Ainsworth has over 35 years of experience in executive and managerial positions in the United States refining industry with companies providing services for products that included crude oil and refined petroleum products, which constitute a significant percentage of the cargoes carried by the Company’s marine transportation business. She also has served as Chief Executive Officer of a public company.

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C. SEAN DAY

Director Since: 1996 Age: 70 Greenwich, Connecticut

Mr. Day has served as a member of the board of Teekay GP LLC (the general partner of Teekay LNG Partners LP) since 2004. Prior to his retirement from their board in 2019, Mr. Day was Chairman Emeritus of Teekay Corporation, a diversified foreign flag shipping group. He is also Chairman of Compass Diversified Holdings. Mr. Day serves as the Chairman of the Company’s Compensation Committee and a member of the Governance Committee.

Mr. Day has over 45 years of experience in the marine transportation business, serving for over 22 years as Chairman of one of the largest tanker companies in the world and 10 years before that as Chief Executive Officer of an international bulk shipping company. In addition, Mr. Day has been active in the private equity investment business for the last 35 years, gaining extensive experience in financial management and analysis.

WILLIAM M. WATERMAN

Director Since: 2012 Age: 66 Bedford, New York

Mr. Waterman served as President and Chief Executive Officer of Penn Maritime Inc. (“Penn”) from 1983 through 2012 until the acquisition of Penn by the Company in 2012 when he retired. Penn was a coastal tank barge operator, transporting primarily refinery feedstocks, asphalt and crude oil along the East Coast and Gulf Coast of the United States. He is also a director and past Chairman of The American Waterways Operators, the national trade association for the United States barge industry. Mr. Waterman serves as a member of the Company’s Governance Committee.

Mr. Waterman has over 36 years of experience in the coastal tank barge business with Penn and its predecessor companies, building Penn into one of the largest coastal tank barge operators in the United States. Mr. Waterman’s extensive experience in that business and knowledge of its markets and customers are valuable to the Board in its oversight of the Company’s coastal business and complement the inland marine transportation, midstream energy services and petrochemical industry experience of other Company directors.

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THE BOARD OF DIRECTORS

The Company’s business is managed under the direction of the Board, which is responsible for broad corporate policy and for monitoring the effectiveness of Company management. Members of the Board are kept informed about the Company’s businesses by participating in meetings of the Board and its committees, through operating and financial reports made at Board and committee meetings by Company management, through various reports and documents sent to the directors for their review and by visiting Company facilities. The Board’s development includes onsite meetings at key operating facilities which include interaction with employees at those locations.

Director Independence

The NYSE listing standards require listed companies to have at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.

The Board has determined that the following incumbent directors have no relationship with the Company except as directors and stockholders and are independent within the meaning of the NYSE corporate governance rules:

Anne-Marie N. Ainsworth	C. Sean Day

Richard J. Alario	Monte J. Miller

Tanya S. Beder	Richard R. Stewart

Barry E. Davis	William M. Waterman

Our Chief Executive Officer, Mr. Grzebinski, has certified to the NYSE that the Company is in compliance with NYSE corporate governance listing standards.

Risk Oversight

The Board carries out its risk oversight function through the Audit Committee and the full Board. Management prepares and reviews with the Audit Committee and the Board semiannually a comprehensive assessment of the identified internal and external risks of the Company that includes evaluations of the potential impact of each identified risk, its probability of occurrence and the effectiveness of the controls that are in place to mitigate the risk. The Audit Committee and the Board also receive regular reports of any events or circumstances involving risks outside the normal course of business of the Company. At times, a particular risk will be monitored and evaluated by another Board committee with primary responsibility in the area of the subject matter involved. For example, the Compensation Committee reviews the risks related to the Company’s compensation policies and practices and the Audit Committee receives regular reports and updates on cybersecurity issues. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

Board Leadership Structure

The Board has no set policy concerning the separation of the offices of Chairman of the Board and Chief Executive Officer, but retains the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. Following Mr. Grzebinski’s succession to the position of President and Chief Executive Officer in 2014, the Board considered it important for Mr. Pyne, with his comprehensive understanding of the Company’s businesses and strategic direction, to continue in the role of an executive Chairman of the Board. During the same time period, the Board was focused on management succession planning, primarily for the role of Chief Executive Officer but also for other senior management positions. The Board determined that having Mr. Pyne continue to serve as an executive Chairman of the Board after relinquishing the role of Chief Executive Officer would facilitate the succession process and provide valuable support to the senior management team. When Mr. Pyne retired as Executive Chairman of the Board in April 2018, the Board considered it important to the Company for Mr. Pyne to continue as Chairman of the Board in a non-executive capacity to continue to take advantage of his knowledge of the Company and its businesses as well as his leadership experience and he continues to serve in such capacity.

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The Board does not have a lead director, but has chosen Mr. Alario to be the presiding director to preside at the regular executive sessions of the non-management directors that are held at least quarterly. An executive session with only independent directors is held at least once per year. Mr. Alario also serves as a liaison between the independent directors and management on certain matters that are not within the area of responsibility of a particular committee of the Board.

Board Committees

The Board has established three standing committees, including the Audit Committee, the Compensation Committee and the Governance Committee, each of which is briefly described below.

Audit Committee

All of the members of the Audit Committee are independent, as that term is defined in applicable Securities and Exchange Commission (“SEC”) and NYSE rules. In addition, the Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined in SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview.

PRINCIPAL FUNCTIONS	MEMBERS
Monitor the Company’s financial reporting, accounting procedures and systems of internal control	Richard R. Stewart (Chairman) Anne-Marie N. Ainsworth Richard J. Alario Barry E. Davis
Select the independent auditors for the Company
Review the Company’s audited annual and unaudited quarterly financial statements with management and the independent auditors
Monitor the independence and performance of the Company’s independent auditors and internal audit function
Monitor the Company’s compliance with legal and regulatory requirements
Review with management the Company’s policies with respect to risk assessment and risk management, including review of cybersecurity processes, procedures and safeguards

Compensation Committee

All of the members of the Compensation Committee are independent, as that term is defined in applicable SEC and NYSE rules. In addition, all of the members of the Compensation Committee are “Non-Employee Directors” and “outside directors” as defined in relevant federal securities and tax regulations. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview.

PRINCIPAL FUNCTIONS	MEMBERS
Determine the compensation of executive officers of the Company	C. Sean Day (Chairman) Barry E. Davis Monte J. Miller
Administer the Company’s annual incentive bonus program

Administer the Company’s stock option, restricted stock, restricted stock units (“RSUs”) and long-term incentive plans and grant stock options, restricted stock, RSUs and cash performance awards under such plans

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Governance Committee

All of the members of the Governance Committee are independent, as that term is defined in NYSE rules. The Governance Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview.

PRINCIPAL FUNCTIONS	MEMBERS
Perform the function of a nominating committee in recommending candidates for election to the Board	Richard J. Alario (Chairman) C. Sean Day Monte J. Miller William M. Waterman
Review all related person transactions
Oversee the operation and effectiveness of the Board
Lead the annual review of the Board and management performance, including the CEO Oversee the Company’s environmental, social, and governance program

The Governance Committee will consider director candidates recommended by stockholders or proposed by stockholders in accordance with the Company’s Bylaws. Recommendations may be sent to the Chairman of the Governance Committee, Kirby Corporation, P.O. Box 1745, Houston, Texas 77251-1745, accompanied by biographical information for evaluation. The Board of the Company has approved Criteria for the Selection of Directors which the Governance Committee will consider in evaluating director candidates. The criteria address compliance with SEC and NYSE requirements relating to the composition of the Board and its committees, as well as character, integrity, experience, understanding of the Company’s business and willingness to commit sufficient time to the Company’s business. The criteria are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Overview.

In addition to the criteria, the Governance Committee and the Board will consider diversity in business experience, professional expertise, gender and ethnic background in evaluating potential nominees for director. The Company’s Corporate Governance Guidelines and Governance Committee Charter include provisions concerning the consideration of diversity in business experience, professional skills, gender and ethnic background in selecting nominees for director. The Governance Committee took these provisions into account in expanding the Board last year.

When there is a vacancy on the Board (i.e., in cases other than the nomination of an existing director for reelection), the Board and the Governance Committee have considered candidates identified by executive search firms, candidates recommended by stockholders and candidates recommended by other directors. The Governance Committee will continue to consider candidates from any of those sources when future vacancies occur. The Governance Committee does not evaluate a candidate differently based on whether or not the candidate is recommended by a stockholder.

Attendance at Meetings

It is the Company’s policy that directors are expected to attend Board meetings and meetings of committees on which they serve and are expected to attend the Annual Meeting of Stockholders of the Company. During 2019, the Board met four times, the Audit Committee met eight times, the Compensation Committee met five times and the Governance Committee met four times. Each director attended all of the meetings of the Board and more than 75% of the aggregate number of meetings of the committees on which he or she served. All directors attended the 2019 Annual Meeting of Stockholders of the Company.

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Director Compensation

Directors who are employees of the Company receive no additional compensation for their service on the Board. Compensation of nonemployee directors is determined by the full Board, which may consider recommendations of the Compensation Committee. Past practice has been to review director compensation when the Board believes that an adjustment may be necessary in order to remain competitive with director compensation of comparable companies. Management of the Company periodically collects published survey information on director compensation for purposes of comparison.

Each nonemployee director receives an annual fee of $75,000. A director may elect to receive the annual fee in cash, stock options or restricted stock. The Chairman of the Board receives an additional annual fee of $150,000, the Chairman of the Audit Committee receives an additional annual fee of $20,000, the Chairman of the Compensation Committee receives an additional annual fee of $15,000 and the Chairman of the Governance Committee receives an additional annual fee of $10,000. The presiding director at executive sessions of the non-management directors receives an additional annual fee of $20,000. In addition, each director receives an annual fee of $7,500 for each committee of the Board on which he or she serves. All fees are payable in four equal quarterly payments made at the end of each calendar quarter. The annual director fee is prorated for any director elected between annual stockholder meetings and the Chairman of the Board, committee chairman, presiding director and committee member fees are prorated for any director who is elected to such position between annual meetings of the Board. Directors are reimbursed for reasonable expenses incurred in attending meetings.

Each nonemployee director will receive a fee of $3,000 for each board meeting attended, in person or by telephone, in excess of six meetings in any one calendar year. Each member of a committee of the board will receive a fee of $3,000 for each committee meeting attended, in person or by telephone, in excess of ten meetings in any one calendar year in the case of the Audit Committee, in excess of eight meetings in any one calendar year in the case of the Compensation Committee and in excess of eight meetings in any one calendar year in the case of the Governance Committee.

In addition to the fees described above provided to the directors, the Company has a stock award plan for nonemployee directors of the Company which provides for the issuance of stock options and restricted stock. The director plan provides for automatic grants of restricted stock to nonemployee directors after each annual meeting of stockholders. Each director receives restricted shares of the Company’s common stock after each annual meeting of stockholders. The number of shares of restricted stock issued is equal to (a) $167,500 divided by (b) the fair market value of a share of stock on the date of grant multiplied by (c) 1.2. The director plan also provides for discretionary grants of an aggregate of 10,000 shares in the form of stock options or restricted stock. In addition, the director plan allows for the issuance of stock options or restricted stock in lieu of cash for all or part of the annual director fee at the option of the director. A director who elects to receive stock options in lieu of the annual cash fee will be granted an option for a number of shares equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 3. A director who elects to receive restricted stock in lieu of the annual cash fee will be issued a number of shares of restricted stock equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 1.2. The exercise price for all stock options granted under the director plan is the fair market value per share of the Company’s common stock on the date of grant. The restricted stock issued after each annual meeting of stockholders vests six months after the date of issuance. Stock options granted and restricted stock issued in lieu of cash director fees vest in equal quarterly increments during the year to which they relate. The stock options generally remain exercisable for ten years after the date of grant.

The Board has established stock ownership guidelines for officers and directors of the Company. Nonemployee directors must be in compliance within five years after first election as a director, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, nonemployee directors are required to own common stock of the Company having a value equal to four times the annual cash director fee. As of December 31, 2019, all directors were in compliance with the stock ownership guidelines. The Governance Committee of the Board will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board.

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The following table summarizes the cash and equity compensation for nonemployee directors for the year ended December 31, 2019:

Director Compensation for 2019

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)(2)	OPTION AWARDS(1)(2)	TOTAL

Anne-Marie N. Ainsworth	$82,500	$201,043	$—	$283,543

Richard J. Alario	120,000	201,043	—	321,043

Tanya S. Beder(3)	18,750	100,528	—	119,278

Barry E. Davis	15,000	201,043	79,719	295,762

C. Sean Day	30,000	291,037	—	321,037

Monte J. Miller	90,000	201,043	—	291,043

Joseph H. Pyne(4)	224,076	201,043	—	425,119

Richard R. Stewart	102,500	201,043	—	303,543

William M. Waterman	26,250	291,037	—	317,287

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards and option grants to the directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 10, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2019.

(2)

Ms. Ainsworth, Mr. Alario, Mr. Davis, Mr. Day, Mr. Miller, Mr. Pyne, Mr. Stewart and Mr. Waterman were each granted 2,368 shares of restricted stock on May 3, 2019 at a value of $84.90 per share. Mr. Day and Mr. Waterman were each granted an additional 1,060 shares of restricted stock on May 3, 2019 at a value of $84.90 per share and Mr. Davis was granted stock options for 2,652 shares on May 3, 2019 at an exercise price of $84.90 per share, as they elected to receive their annual director fee in the form of restricted stock or stock options. Ms. Beder was granted 1,209 shares of restricted stock on October 29, 2019 at a value of $83.15 per share.

(3)	Ms. Beder was elected to the Board on October 29, 2019.

(4)

In connection with his employment, prior to his retirement in April 2018, Mr. Pyne also received $441,333 pursuant to cash performance awards for the 2017-2019 performance period. In addition, he also received $24,000 in payments for office rent, pursuant to his retirement agreement.

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Director Outstanding Equity at December 31, 2019 and Grant Date Fair Value of Equity Awarded During 2019

The following table shows the aggregate number of shares of unvested restricted stock and stock options outstanding for each director as of December 31, 2019, as well as the grant date fair value of restricted stock awards and stock option grants made during 2019:

NAME	AGGREGATE SHARES OF UNVESTED RESTRICTED STOCK AS OF DECEMBER 31, 2019	AGGREGATE STOCK OPTIONS OUTSTANDING AS OF DECEMBER 31, 2019		GRANT DATE FAIR VALUE OF RESTRICTED STOCK AND STOCK OPTIONS AWARDED DURING 2019

Anne-Marie N. Ainsworth	—	—		$201,043

Richard J. Alario	—	12,000		201,043

Tanya S. Beder(1)	1,209	—		100,528

Barry E. Davis	—	8,480		280,762

C. Sean Day	265	30,000		291,037

Monte J. Miller	—	31,276		201,043

Joseph H. Pyne(2)	—	21,396	(3)	201,043

Richard R. Stewart	—	12,000		201,043

William M. Waterman	265	22,000		291,037

(1)	Ms. Beder was elected to the Board on October 29, 2019.

(2)

Mr. Pyne also owned 7,947 unvested RSUs as of December 31, 2019 under the Company’s 2005 Employee Stock and Incentive Plan that were granted to him as an employee prior to his retirement on April 30, 2018.

(3)

Stock options held by Mr. Pyne are under the Company’s 2005 Employee Stock and Incentive Plan at December 31, 2019, of which 7,132 were exercisable. The stock options were granted to Mr. Pyne as an employee prior to his retirement on April 30, 2018.

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TRANSACTIONS WITH

RELATED PERSONS

The Board has adopted a written policy on transactions with related persons that provides that certain transactions involving the Company and any of its directors, executive officers, or major stockholders or members of their immediate families, including all transactions that would be required to be disclosed as transactions with related persons in the Company’s Proxy Statement, are subject to approval in advance by the Governance Committee, except that a member of the Committee will not participate in the review of a transaction in which that member has an interest. The Committee has the discretion to approve any transaction which it determines is in, or not inconsistent with, the best interests of the Company and its stockholders. If for any reason a transaction with a related person has not previously been approved, the Committee will review the transaction within a reasonable period of time and either ratify the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. If a transaction is ongoing or consists of a series of similar transactions, the Committee will review the transaction at least annually and either ratify the continuation of the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. The policy provides certain exceptions, including compensation approved by the Board or its Compensation Committee.

Mr. Grzebinski is a member of the board of directors of American Bureau of Shipping (“ABS”), a not-for-profit that provides global classification services to the marine, offshore and gas industries. The Company paid ABS $1,774,000 in 2019 to perform audits and surveys of Kirby’s vessels in the ordinary course of business of the Company.

In January 2019, Amy D. Husted, Vice President, General Counsel and Secretary of the Company, became a member of the board of directors of Signal Mutual Indemnity Association Ltd (“Signal”), a group self-insurance not-for-profit organization authorized by the U.S. Department of Labor as a longshore worker’s compensation insurance provider. The Company has been a member of Signal since it was established in 1986. The Company paid Signal $1,391,000 in 2019 in the ordinary course of business of the Company.

The husband of Ms. Husted is a partner in the law firm of Clark Hill Strasburger. The Company paid the law firm $1,278,000 in 2019 for legal services. However, Mr. Husted is not involved in any legal matters related to the Company. Further, Mr. Grzebinski approves each engagement of the firm by the Company and the payment of fees billed by the firm.

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VOTING ITEM 3:

AUDIT COMMITTEE MATTERS

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3)

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. KPMG served as the Company’s independent accounting firm for the fiscal year ending December 31, 2019. Although the Audit Committee has the sole authority and responsibility to select and evaluate the performance of the independent accounting firm for the Company, the Board is requesting, as a matter of good corporate governance, that the Company’s stockholders ratify the selection of KPMG for 2020.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2020.

Ratification of the selection of KPMG requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection. However, because of the difficulty and expense of changing independent auditors at this point in the year, the selection of KPMG will probably be continued for 2020 in the absence of extraordinary reasons for making an immediate change. If the stockholders do ratify the selection of KPMG, the Audit Committee will retain the authority to make a change if warranted in its judgment.

Representatives of KPMG are expected to be present at the 2020 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG, the Company’s independent registered public accounting firm, during the last two fiscal years:

	2019	2018

Audit Fees	$2,234,000	$2,454,000

Tax Fees	35,000	35,000
Total	$2,269,000	$2,489,000

Audit Fees are fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements, or services normally provided in connection with statutory or regulatory filings. This category also includes fees for issuance of comfort letters, consents and review of documents filed with the SEC.

Tax Fees are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. Services performed by KPMG in this category for 2019 included the review of the Company’s 2018 federal income tax return.

Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be approved in advance by the Company’s Audit Committee or by its Chairman pursuant to delegated authority.

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AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is responsible for monitoring the integrity of the Company’s financial reporting, accounting procedures and internal controls. The Audit Committee is composed of four directors, all of whom are independent within the meaning of SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board.

Management is primarily responsible for the Company’s financial reporting process and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and issuing a report on the conformity of the financial statements with generally accepted accounting principles. The Company’s independent auditors are also responsible for performing an audit of the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing those processes.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2019 with management and the independent auditors. The Audit Committee also (a) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), (b) received the written disclosures and letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and (c) discussed with the independent auditors their independence.

Based on the Audit Committee’s review of the audited financial statements for the year ended December 31, 2019 and the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which has been filed with the Securities and Exchange Commission.

Audit Committee

Richard R. Stewart, Chairman

Anne-Marie N. Ainsworth

Richard J. Alario

Barry E. Davis

26	KIRBY | 2020 PROXY STATEMENT

VOTING ITEM 4:

EXECUTIVE COMPENSATION

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 4)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, our stockholders have the opportunity to cast an annual non-binding advisory vote to approve the compensation of the Company’s named executive officers.

The Company is requesting your approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed and discussed under “EXECUTIVE COMPENSATION” on pages 26-42 of this Proxy Statement. We believe that our executive compensation:

•	is competitive as necessary to attract and retain qualified executives;

•	is appropriately tied to Company and individual performance;

•	is designed with both short-term and long-term business objectives of the Company in mind;

•	does not encourage excessive risk-taking by the Company’s management; and

•	properly aligns the interests of management with those of the Company’s stockholders.

For those reasons, we are asking you to approve the following resolution:

RESOLVED that the compensation of the Company’s named executive officers as described under “EXECUTIVE COMPENSATION” in the Company’s Proxy Statement for its 2020 Annual Meeting of Stockholders is approved.

Although the vote on approval of executive compensation is not binding, the Compensation Committee and the Board will consider the result of the vote in making future compensation decisions.

The Board of Directors of the Company unanimously recommends that you vote “FOR” Proposal 4 approving the compensation of the named executive officers as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Named Executive Officers

The Company’s “named executive officers” for 2019 and their positions with the Company at the end of the year were:

•	David W. Grzebinski, President and Chief Executive Officer;

•	William G. Harvey, Executive Vice President and Chief Financial Officer;

•	Christian G. O’Neil, President of the Company’s principal marine transportation subsidiaries;

•	Joseph H. Reniers, President of the Company’s principal distribution and services subsidiary; and

•	Scott P. Miller, Vice President and Chief Information Officer.

Compensation for the Company’s named executive officers is provided primarily by three compensation elements:

(1)	base salary;

(2)	annual incentive compensation (paid in cash); and

(3)	long-term incentive compensation, including stock options, restricted stock, RSUs, and cash performance awards.

KIRBY | 2020 PROXY STATEMENT	27

Base salary is not variable once established for the year, but annual incentive compensation and long-term incentive compensation are variable in that they are based upon current year performance and longer term performance, respectively.

The overall goal of the Company’s compensation program is (1) to pay compensation competitive with similar companies and (2) to align annual incentives and long-term incentives with corporate performance and a return to the Company’s stockholders.

Compensation Objectives

The objectives of the executive compensation program are:

•	to attract and retain executives with competitive compensation opportunities;

•	to motivate consistent performance over time; and

•	to encourage performance that results in increased profitability and stockholder value.

The Company’s executive compensation program is designed to reward:

•

performance that contributes to the long-term growth and stability of the Company and the effectiveness of management in carrying out strategic objectives identified for the Company (through the base salary);

•	the financial and operational success of the Company and the performance of the executive for the current year (through the annual incentive plan); and

•	the future growth and profitability of the Company (through long-term incentives).

Company Performance

The Company’s overall performance in 2019 was negatively affected by decreased activity in oil and gas exploration. In the marine transportation segment, revenues increased 7% year-on-year, primarily due to the acquisition of assets from Cenac Marine Services, LLC in March 2019, as well as improved barge utilization in the coastal market and higher spot and term contract pricing in the inland and coastal markets. In the distribution and services segment, revenues decreased 16% year-on-year, driven by reduced activity in the oilfield which resulted in lower customer demand for new and remanufactured pressure pumping equipment and limited sales of new and overhauled transmissions and related parts and service in the distribution businesses. In 2019, the Company continued to generate strong cash flow with EBITDA of $465 million and expanded its marine fleet, investing more than $300 million in acquisitions and new construction of marine transportation equipment. At the end of 2019, the Company had a debt to capital ratio of 28.9%.

The following table summarizes a number of key Company financial measures for the last three years (dollars are in millions except for per share amounts):

	2019		2018		2017
Total assets	$6,079		$5,872		$5,127
Total revenues	$2,838		$2,971		$2,214
Net earnings attributable to Kirby	$142	(2)	$78	(3)	$313	(4)
EBITDA(1,5)	$465		$471		$402
Earnings per share (diluted)(1)	$2.37	(2)	$1.31	(3)	$5.62	(4)

(1)	Performance measures for annual and long-term incentive compensation discussed under “Elements of Compensation – Annual Incentive Compensation” below.

(2)	Includes $0.47 per share related to inventory write-downs and $0.06 per share related to severance and early retirement expense.

(3)

Includes $1.12 per share related to asset impairment and lease cancellation charges, $0.04 per share related to impairment of goodwill, one-time expenses of $0.30 per share related to Mr. Pyne’s retirement as an executive officer of the Company, Higman Marine, Inc. and its affiliated companies (“Higman”) acquisition fees and expenses of $0.04 per share and $0.05 per share related to an amendment to the 2005 Employee Stock and Incentive Plan.

(4)	Includes a $4.83 per share benefit from U.S. tax reform, partially offset by a $1.20 per share impairment charge and $0.06 per share in severance costs.

(5)	EBITDA is a non-GAAP financial measure. Please refer to Appendix B for additional information and a reconciliation to the most directly comparable GAAP financial measure.

The Company’s total cumulative stockholder return was 35% over the last three years.

28	KIRBY | 2020 PROXY STATEMENT

Incentive Plan Payouts

The 2019 named executive officers received annual incentive compensation plan payouts below target amounts because the Company’s results for 2019 on the key performance measures were below target. In addition, one of the named executive officers (Mr. Grzebinski) received a cash performance award payment slightly below his target amount because results for the 2017-2019 performance period were slightly below target amounts on a cumulative basis. The other four named executive officers (Mr. Harvey, Mr. O’Neil, Mr. Reniers and Mr. Miller) were not previously granted cash performance awards for the 2017-2019 performance period.

Chief Executive Officer Compensation

Mr. Grzebinski’s salary increased from an annual rate of $880,000 at the end of 2018 to an annual rate of $950,000 in April 2019, an 8.0% increase intended to align his base salary with the median base salary for comparable companies. He earned an annual incentive award for 2019 performance and received a cash payment pursuant to his cash performance award for the 2017-2019 performance period for an aggregate of $1,743,185 (a decrease of 25% from 2018). In addition, he received stock options and RSUs with an aggregate grant date fair value of $1,980,017 (an increase of 7% from 2018). A total of 51% of his total compensation (annual incentive compensation payment, cash performance award payment, and stock options) was performance-based.

Compensation Committee

The Compensation Committee (the “Committee”) of the Board has the authority and responsibility to:

•	annually review and approve goals and objectives relating to the compensation of the CEO, evaluate the CEO’s performance, and determine compensation of the CEO;

•	determine the compensation of other executive officers of the Company;

•	administer the Company’s equity compensation and incentive plans and grant equity compensation and other awards under the plans;

•

review and make recommendations to the Board with respect to the Company’s incentive and equity-based compensation plans, any new incentive or equity based compensation plans, or any other form of executive compensation;

•	monitor risks arising from the Company’s compensation policies and practices;

•	review and reassess the adequacy of the Committee’s Charter annually;

•	conduct an annual performance evaluation of the Committee;

•	report regularly to the Board on its activities; and

•	has the ability to retain a compensation consultant, legal counsel, or other advisors.

During 2019, the Committee was composed of three members, all of whom are “independent directors,” “Non-Employee Directors” and “outside directors” as those terms are defined in relevant SEC and NYSE standards and federal securities and tax regulations.

The Committee does not delegate any of its authority to determine executive compensation. The Committee considers recommendations from the Chief Executive Officer in making its compensation decisions for executive officers other than the Chief Executive Officer. The Committee takes those recommendations into account when setting compensation for other executive officers since the Chief Executive Officer is in the best position to evaluate the contributions of the other executive officers to the success of the Company. The Board undertakes an independent evaluation of the individual performance of the Chief Executive Officer before the Committee sets his compensation. The Committee also engaged a compensation consultant in connection with its compensation decisions for 2019.

KIRBY | 2020 PROXY STATEMENT	29

In determining the compensation of the named executive officers, the Committee considered all elements of total compensation, including salary, annual incentive compensation, long-term incentive compensation, and projected payouts under the Company’s retirement plans, as applicable. The Committee also relied in part on the marketplace analysis prepared by Longnecker & Associates (the “Consultant”), a compensation consulting firm retained by the Committee, in determining that its compensation decisions, both as to specific elements of compensation and as to aggregate compensation, were in a reasonable range for comparable companies and for the positions held by the named executive officers. The Committee also considered the Consultant’s analysis in evaluating internal pay equity among the named executive officers. From that foundation, the Committee refined individual compensation decisions based on a number of factors, including the prior year’s compensation, the performance of the Company or its business groups, individual performance of the named executive officer, any increased responsibilities assigned to a particular executive officer, the recommendations of the Chief Executive Officer (except as to his own compensation) and considerations of internal pay equity. However, the final decisions of the Committee are to some extent subjective and do not result from a formulaic application of any of those factors.

Say on Pay

At the Company’s 2019 Annual Meeting, stockholders approved the compensation of the Company’s named executive officers by 70% of the votes cast. In 2019, while there were no material changes to the executive compensation program, the approval rating declined as a result of some stockholders voting against a one-time special retirement payment granted in 2018 by the Board to Mr. Pyne, the former Executive Chairman, and not in consideration of the executive compensation program as a whole. The Committee continues to reevaluate the principal elements of the Company’s executive compensation on an ongoing basis.

Compensation Consultant

For 2019, the Committee engaged the Consultant to provide information for the Committee to consider in making compensation decisions. The Consultant was engaged directly by the Committee to:

•	review the peer group of comparable companies used for comparisons of Company performance and executive compensation;

•	perform a marketplace analysis of direct compensation for senior executive officers compared to the peer group of companies and published compensation surveys;

•	update the Committee on current trends in executive compensation; and

•	consult with the Committee concerning risks of the Company’s compensation policies and practices.

At the Committee’s request, the Consultant addressed the six independence factors for compensation committee advisors that are identified in SEC regulations. The Committee concluded that there were no conflicts of interest that would affect the work of the Consultant for the Committee. The Consultant performed no services during 2019 for the Company or any of its affiliates other than for the Committee.

Elements of Compensation

General

The Committee and management believe that the Company is a leader in the industries in which it operates and that its employees are frequently targeted by its competitors. Therefore, the Committee generally attempts to set compensation at levels to keep pace with inflation and the competitive employment market to avoid losing valuable employees.

Compensation information for a peer group of comparable companies used by the Committee in making compensation decisions was provided by the Consultant. See “Benchmarking” below for more detail and a listing of the companies in the peer group.

Based on the market analysis provided to the Committee in October 2018 by the Consultant, and reviewed by the Committee in January 2019 when compensation for the year was set, the Consultant determined that, in the aggregate, four of the five named executive officers (excluding Mr. Miller, who became an employee of the Company in April 2019) were positioned below the median for comparable companies in target total cash compensation and target and actual total direct compensation. For purposes of this study and this Compensation Discussion and Analysis, total cash compensation included base salary and annual incentive compensation, and total direct compensation included base salary, annual incentive compensation, and long-term incentive compensation.

30	KIRBY | 2020 PROXY STATEMENT

Salary

The Committee targets base salaries for the named executive officers at approximately the median for comparable companies. Based on information provided by the Consultant in October 2018, and reviewed by the Committee in January 2019, salaries of Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, and Mr. Reniers were within the range of 90% to 100% of the median for comparable positions with comparable companies. The salaries of all named executive officers, excluding Mr. Miller were increased by amounts intended to keep them within, or bring them up to, the median range for comparable companies.

Mr. Miller became an employee of the Company in April 2019, after the Consultant’s evaluation of the salaries of the other named executive officers. The Committee set his initial salary of $330,000 and annual incentive compensation at levels approximating the median for comparable roles at companies in the Company’s peer group. However, Mr. Miller forfeited equity, a 2019 cash bonus payment, and additional retention payments by leaving his former employer. In order to attract Mr. Miller to join the Company, the Committee approved a one-time cash signing bonus of $150,000, a one-time grant of $300,000 in RSUs, and an annual equity grant, which was valued at $450,000 in 2019 with 33% in the form of stock options and 67% in the form of RSUs.

Annual Incentive Compensation

The Company established a 2019 Annual Incentive Plan (the “AIP”) which is administered by the Committee. The AIP addresses annual incentive compensation for all AIP participants, including the executive officers. A copy of the AIP is filed as Exhibit 10.5 with the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. With regard to executive officers, the Committee attempts to set annual incentive compensation targets at a level such that, with target performance by an executive officer and the Company, the total cash compensation (base salary plus annual incentive compensation) for the executive officer will be at approximately the median for comparable companies and positions, but with a superior performance by an executive officer and the Company, the total cash compensation for the executive officer will be above the median. The Committee believes that providing total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer’s total annual cash compensation is at risk due to both individual performance factors and the Company’s success in achieving the targeted performance measures described below. Annual incentive compensation constitutes a significant portion of direct cash compensation and can vary significantly from year to year depending on the Company’s achievement of the performance measures set forth in the AIP.

Based on the market analysis provided to the Committee by the Consultant, the Committee determined that target total cash compensation for 2019 for Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, and Mr. Reniers would be within the range of 90% to 100% of the median. As described above, the Committee set Mr. Miller’s annual incentive compensation at the commencement of his employment. Based on the Company’s performance in 2019 and information available at the end of the year, total cash compensation for the five named executive officers was at or slightly below the median when compared to peer group and survey information for comparable roles.

AIP targets for 2019 annual incentive compensation were based on the achievement of three equally weighted performance measures for the year, based on the budget for the year that was prepared by management and approved by the Board, which were the basis for determining the total amount to be paid out pursuant to the AIP. Target annual incentive compensation expressed as a percentage of a participant’s base salary was established for each participant in the AIP and a preliminary incentive compensation payment amount was determined for each participant based on the extent to which the three performance measures were achieved by each of the Company’s business units and by the Company as a whole. The aggregate amount of the Company bonus pool for the year was equal to the sum of the preliminary annual incentive compensation payment amounts as so determined for all participants. The preliminary incentive payment amount for each participant served as a guideline for the individual awards, but each individual bonus could be above or below that level. However, in no event would a bonus paid to any participant exceed 200% of the target bonus for that participant.

KIRBY | 2020 PROXY STATEMENT	31

The three performance measures were EBITDA, return on total capital and earnings per share. EBITDA for the year is calculated by adding the following amounts shown in the Company’s audited financial statements:

(1)	net earnings attributable to Kirby;

(2)	depreciation and amortization;

(3)	interest expense;

(4)	provision for taxes on income;

(5)	impairment of long-lived assets; and

(6)	impairment of goodwill.

Return on total capital for the year is calculated by dividing (i) net earnings attributable to Kirby plus provision for taxes on income plus interest expense by (ii) the average of total equity plus long-term debt for the year. Earnings per share is diluted net earnings per share attributable to the Company’s common stockholders as shown in the Company’s Consolidated Statements of Earnings for 2019.

In addition to the target payment established for each participant in the AIP, the Committee also established a range of possible annual incentive compensation payments, with no payment unless a minimum percentage of the target performance is achieved, which ranged from 60% to 80% depending on the business unit, and a maximum possible award of 200% of the target amount if a maximum percentage of the target performance is achieved, which ranged from 120% to 140% depending on the business unit. Annual incentive compensation payments for most employees of the Company itself (a holding company which conducts operations through its subsidiaries) are based entirely on the performance of the Company and its subsidiaries, as a whole. Payments for the heads of the Company’s business units and for certain management level employees with responsibilities for more than one business unit are generally based partly on the performance of the relevant business units and partly on overall Company performance.

For 2019, the target and actual amounts for the three performance measures for the Company were:

	TARGET	ACTUAL(1)
EBITDA	$539 million	$505 million
Return on total capital	7.0%	5.9%
Earnings per share	$3.40	$2.90

(1)

EBITDA excludes one-time expenses of $35.5 million of inventory write-downs and $4.8 million of severance and early retirement expense. Return on capital and earnings per share exclude $0.47 per share related to inventory write-downs and $0.06 per share of severance and early retirement expenses. Pursuant to its authority to interpret the AIP guidelines to assure that awards are consistent with the AIP’s purposes and the Company’s interests, the Committee approved the exclusion of those items in determining the annual incentive compensation payouts for all participants.

For 2019, the Committee set the individual target AIP payment for the named executive officers at the following percentages of base salary:

•	Mr. Grzebinski (100%);

•	Mr. Harvey (70%);

•	Mr. O’Neil (70%);

•	Mr. Reniers (70%); and

•	Mr. Miller (50%).

32	KIRBY | 2020 PROXY STATEMENT

The target percentages were set at levels which the Committee determined, based in part on analysis by the Consultant, to be commensurate with the responsibilities of the named executive officers, consistent with the Company’s executive compensation philosophy, and internally equitable and competitive for executives with their qualifications and experience. Payouts under the AIP for 2019 were:

•	$650,885, or 69.8% of the target amount for Mr. Grzebinski (employee of the parent Company);

•	$249,797, or 69.8% of the target amount for Mr. Harvey (employee of the parent Company);

•	$281,356, or 90.4% of the target amount for Mr. O’Neil, whose payout is based on a blend of overall Company performance and the performance of the Company’s marine transportation business;

•	$173,669, or 55.8% of the target amount for Mr. Reniers, whose payout is based on a blend of overall Company performance and the performance of the Company’s distribution and services business; and

•	$84,196, or 69.8% of the target amount for Mr. Miller, (employee of the parent Company).

The Committee awarded an amount equal to the preliminary annual incentive compensation payment calculated under the AIP, without adjustment, to each named executive officer for 2019 after determining that the performance of each of the officers met performance expectations for the year. The determination for the Chief Executive Officer was based on the performance evaluation of the Chief Executive Officer conducted by the Board, under the guidance of the Governance Committee, on the extent of the Company’s achievement of its financial, operational, and strategic goals for 2019 and on the Board’s regular interaction with Mr. Grzebinski. The determination for the other named executive officers was based primarily on evaluations and recommendations made by the Chief Executive Officer, as well as on the Board’s interaction with the other named executive officers during the previous year in relation to matters in their areas of responsibility.

Long-Term Incentive Compensation

The Company maintains a long-term incentive compensation program for selected senior executives and key employees that is administered by the Committee. Awards under the long term incentive compensation program are made under the Company’s 2005 Stock and Incentive Plan which allows the grant of incentive stock options, non-incentive stock options, restricted stock, RSUs, performance shares, and performance awards payable in stock, cash, or a combination thereof. Typically, the primary long-term incentive compensation for executive officers are in the form of non-incentive stock options, restricted stock, RSUs, and cash performance awards.

Long-term incentive compensation ties a meaningful portion of total compensation to Company performance, as well as business group and individual performance. The Committee views stock options, restricted stock, and RSU awards as regular components of compensation for executive officers, as well as for managerial level employees generally, because the Committee believes that such awards provide an incentive for key employees to remain with the Company and focus on the Company’s long-term performance. Cash performance awards are tied to the Company performance over a specified period of time and provide similar incentives to key employees. The Committee’s objective for long-term incentive compensation for executive officers is to generally fall between the 50th and 75th percentiles (depending on performance) in long-term incentive compensation of similar companies and positions. The actual value of awards realized will be based on the Company’s performance over a period of approximately three to seven years.

In 2019, the Committee granted non-incentive stock options covering 67,728 shares of common stock and 45,035 RSUs to the named executive officers as a group. Those numbers include stock options and RSUs granted under the long-term incentive compensation program discussed below. The stock options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of seven years. The RSUs vest in equal increments over five years. The number of RSUs granted is based in part upon the fair market value of the Company’s common stock on the date of grant.

Under the program, the elements of long-term incentive compensation to be awarded, as well as the executives selected to participate, are determined each year by the Committee. For 2019, the Committee determined that Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, and Mr. Reniers would receive awards under the long-term incentive compensation program and that 20% of the target value of the awards for each of them would be in the form of stock options, 40% in the form of RSUs and 40% in the form of cash performance awards. Mr. Miller began employment with the Company in April 2019 and the Committee determined that he should be granted awards under the long-term incentive compensation program with 33% of the target value of the awards in the form of stock options and 67% in the form of RSUs. In addition, Mr. Miller received an additional grant of RSUs in connection with the commencement of his employment with the Company reflective of a portion

KIRBY | 2020 PROXY STATEMENT	33

of long term compensation forfeited from his prior employer. The target values of the awards, broken down by component, were as follows:

NAME	STOCK OPTIONS	RSUs	CASH PERFORMANCE AWARDS	TOTAL

David W. Grzebinski	$660,000	$1,320,000	$1,320,000	$3,300,000
William G. Harvey	257,500	515,000	515,000	1,287,500
Christian G. O’Neil	225,000	450,000	450,000	1,125,000
Joseph H. Reniers	225,000	450,000	450,000	1,125,000
Scott P. Miller	150,000	600,000	—	750,000

The stock options vest over a three-year period and the RSUs vest over a five-year period. The cash performance awards are based on performance over a three year period from 2019 to 2021, to be paid in 2022. The percentage of the target award paid at the end of the performance period will be based on the Company’s achievement on a cumulative basis for the three-year period of the objective levels of EBITDA, return on total capital and earnings per share established under the AIP, with the three factors equally weighted. The officers will be paid the target amount if 100% of the objective performance measures is achieved over the three-year period. The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures.

The amount and form of the long-term incentive compensation awards, including the specific mix of long-term incentive compensation elements, were based in part on an analysis of market data on the amounts of awards and recommendations on the form of awards based on peer benchmarking provided by the Consultant to the Committee.

Chief Executive Officer

The base salary of the Company’s President and Chief Executive Officer, David W. Grzebinski, was generally based on the same factors and criteria outlined above, which include compensation paid to chief executives of similar companies, individual as well as Company performance and a general correlation with the compensation of other executive officers of the Company. The Committee set the base salary for Mr. Grzebinski at an annual rate of $950,000 effective April 1, 2019, an increase of 8.0% over his salary at the end of 2018. In setting Mr. Grzebinski’s compensation, the Committee also considered the Company’s success in achieving the financial, operational and strategic corporate goals established for the previous year, as well as the annual evaluation of the Chief Executive Officer’s performance conducted by the Board under the guidance of its Governance Committee. However, neither the achievement of corporate goals, the performance evaluation nor any other particular aspect of Company or individual performance is given any specific weighting or tied by any type of formula to decisions on the Chief Executive Officer’s base salary or long-term incentive compensation awards. The $1,743,185 in non-equity incentive plan compensation shown for Mr. Grzebinski in the Summary Compensation Table consisted of (1) $650,885 determined under the AIP described above and (2) a $1,092,300 payment earned by Mr. Grzebinski for the 2017-2019 performance period under a cash performance award granted as part of the Company’s long-term incentive compensation program based on the formula for the cash performance award established by the Committee when the award was granted at the beginning of 2017. Based on information available at the end of the year, 2019 actual total cash compensation and 2019 actual total direct compensation for Mr. Grzebinski were at the median, compared to peer group and survey data.

Retirement Plans

The Company maintains two primary retirement plans in which the named executive officers are eligible to participate on the same basis as broad categories of employees — a Profit Sharing Plan and a 401(k) Plan. Most of the Company’s shore-based employees are eligible to participate in the Profit Sharing Plan. The aggregate contributions made to the plan by the Company are allocated among the participants according to base salary. All employees of the Company are eligible to participate in the 401(k) Plan, under which the Company matches employee contributions in an amount up to 3% of an employee’s base salary.

34	KIRBY | 2020 PROXY STATEMENT

The Company maintains an unfunded, nonqualified Deferred Compensation Plan for Key Employees, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of certain limits (base salary of $280,000 per annum for 2019). In 2019, the Committee approved contributions for each participant at the maximum amounts allowed by the Plan.

Perquisites and Personal Benefits

The only perquisites or other personal benefits that the Company provides to the named executive officers are an automobile allowance that is given to approximately 220 executive and management employees, payment of the cost of club memberships that are used for both business and personal purposes, and air travel on the Company plane that is considered personal income under Internal Revenue Service regulations for family members to attend business related and customer events. The Committee believes the personal benefits are reasonable in amount and help the Company attract and retain key employees.

Employment/Severance Agreements

Except for accelerated vesting of outstanding stock options, restricted stock and RSUs upon a qualifying termination of employment following a change in control of the Company, and a right to receive a proportionate part of outstanding cash performance awards upon a change in control of the Company, there are no special compensation arrangements related to severance or change in control events. The Company has no employment agreements with any of its executive officers.

Benchmarking

The Committee used information provided by the Consultant to benchmark executive compensation and assist in the design of its incentive plans. Marketplace analysis developed by the Consultant was based in part on a peer group of companies. The companies in the peer group were selected by the Committee, based upon recommendations by the Consultant, because they were of a similar size to the Company in revenues and market capitalization, generated comparable returns on assets, equity and capital and had comparable primary operations in at least one of the same business segments as the Company. In determining competitive market levels for the elements of executive compensation, the Consultant used a combination of peer group proxy data and data from published compensation surveys.

The peer group companies used by the Consultant at the beginning of 2019 were:

GATX Corporation	Matson, Inc.

Genesee & Wyoming Inc.	McDermott International, Inc.

Hub Group, Inc.	Oceaneering International, Inc.

J.B. Hunt Transport Services, Inc.	Ryder System, Inc.

Kansas City Southern	Schneider National, Inc.

Knight-Swift Transportation Holdings, Inc.	Superior Energy Services, Inc.

Landstar System, Inc.	Werner Enterprises, Inc.

Based on information available at the end of the year, total cash compensation was at or above the median and total direct compensation was at or slightly below the median for the five named executive officers in the aggregate for comparable companies based on peer group and survey data.

Other Compensation Matters

Compensation Related Risk

With the assistance of the Consultant, the Committee undertook a review of the Company’s compensation policies and practices and concluded that the Company’s compensation programs do not encourage excessive risk taking and do not present risks that are reasonably likely to have a material adverse effect on the Company.

KIRBY | 2020 PROXY STATEMENT	35

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and certain other highly compensated executive officers. Prior to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”), certain performance-based compensation was exempt from the deduction limit. The Tax Act eliminated the exemption for performance-based compensation effective for tax years beginning after December 31, 2017. While the Committee takes tax deductibility into account, the Committee retains discretion to award compensation that it believes to be consistent with our executive compensation program, even if not tax deductible.

Timing of Compensation Decisions

The Committee generally makes executive compensation decisions in January of each year. Stock options have always been granted at an exercise price equal to the fair market value of one share of the Company’s stock on the date of grant. Stock options approved to be granted at the regular January meeting of the Committee, which takes place several days before the Company’s public release of earnings information for the previous year, are granted at an exercise price equal to the fair market value of the Company’s stock on a specified date shortly after the earnings release, in which case the later date is considered the date of grant. RSUs are based upon a specific compensation target for each grantee and are determined by dividing the compensation target by the fair market value of one share of the Company’s stock on the date of grant. RSUs are approved and granted at the same time as stock options.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for executive officers of the Company and its subsidiaries. Executive officers must be in compliance within five years after becoming an executive officer, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, the Chief Executive Officer is required to own common stock of the Company having a value equal to four times base salary. For executive vice presidents of the Company and presidents of the Company’s business units, the requirement is three times base salary. For vice presidents of the Company, the requirement is two times base salary. As of December 31, 2019, all named executive officers were in compliance with the stock ownership guidelines.

Hedging

The Company has adopted a policy prohibiting hedging the economic risk of ownership of Company stock. The policy, which applies to all transactions that establish protection against a decline in the market price of Company stock, provides that Company directors and employees, including named executive officers, may not (a) engage in short sales of Company stock, (b) pledge Company stock as collateral for a loan or hold Company stock in a margin account or (c) engage in transactions involving other financial instruments that are designed to, or have the effect of, hedging or protecting against any decline in the market value of any Company stock held, directly or indirectly, by such person. Hedging transactions include, but are not limited to, prepaid variable forward contracts, equity swaps, exchange funds, short sales and puts, calls, collars or similar options to buy or sell Company stock, but do not include the exercise of stock options granted by the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Mr. Davis, Mr. Day, and Mr. Monte Miller. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries. In 2019, no executive officer of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

C. Sean Day, Chairman

Barry E. Davis

Monte J. Miller

36	KIRBY | 2020 PROXY STATEMENT

COMPENSATION TABLES

Summary Compensation Table

NAME		SALARY	STOCK AWARDS(1)	OPTION AWARDS(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION(2)	ALL OTHER COMPENSATION(3)	TOTAL COMPENSATION

David W. Grzebinski	2019	$932,500	$1,320,020	$659,997	$1,743,185	$28,924	$4,684,626

President and Chief Executive Officer	2018	873,488	1,232,160	615,996	2,311,330	85,975	5,118,949
	2017	798,888	1,100,100	550,008	1,911,875	80,240	4,441,111

William G. Harvey(4)	2019	511,250	515,292	257,491	249,797	22,265	1,556,095

Executive Vice President and Chief Financial Officer	2018	464,103	320,100	159,984	471,389	80,839	1,496,415
	2017	—	—	—	—	—	—

Christian G. O’Neil	2019	444,620	450,234	225,019	281,356	35,739	1,436,968

President — Kirby Inland Marine, LP, Kirby Offshore Marine, LLC, and San Jac Marine, LLC	2018	423,223	500,160	250,020	407,056	55,797	1,636,256
	2017	364,050	283,620	141,696	315,231	46,258	1,150,855

Joseph H. Reniers	2019	444,620	450,234	225,019	173,669	27,527	1,321,069

President — Kirby Distribution & Services, Inc.	2018	425,360	500,160	250,020	458,240	52,004	1,685,784
	2017	379,392	327,600	163,584	388,004	45,795	1,304,375

Scott P. Miller(5)	2019	241,250	650,711	171,782	84,196	154,734	1,302,673

Vice President and Chief Information Officer	2018	—	—	—	—	—	—
	2017	—	—	—	—	—	—

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards, RSUs and stock option grants to the named executive officers, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 10, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2019. The actual number of stock awards and stock options granted in 2019 is shown in the “Grants of Plan Based Awards During 2019” table.

(2)

Amounts include payments under the Company’s AIP and payments pursuant to cash performance awards. Both the AIP and the cash performance awards are described in more detail in the “Compensation Discussion and Analysis” on pages 26-35.

(3)

Amounts for 2019 include 401(k) Plan match and group life insurance for Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, Mr. Reniers, and Mr. Miller, an automobile allowance for Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, and Mr. Reniers, club memberships and air travel on the Company plane that is considered personal income under Internal Revenue Service regulations for family members to attend customer events for Mr. Grzebinski, Mr. O’Neil, and Mr. Reniers, and a signing bonus of $150,000 for Mr. Miller. The Company’s contributions for 2019 under the Profit Sharing Plan and Deferred Compensation Plan for Key Employees, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2018, the Company’s contributions under the Profit Sharing Plan were as follows: $13,750 to Mr. Grzebinski, $13,750 to Mr. Harvey, $13,750 to Mr. O’Neil, and $13,750 to Mr. Reniers. For 2018, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $47,879 to Mr. Grzebinski, $15,128 to Mr. Harvey, $11,858 to Mr. O’Neil, and $12,029 to Mr. Reniers.

(4)	Mr. Harvey became an employee of the Company in January 2018. He has served as Executive Vice President and Chief Financial Officer since February 2018.

(5)	Mr. Miller became an employee of the Company in April 2019. He has served as Vice President and Chief Information Officer since April 2019.

KIRBY | 2020 PROXY STATEMENT	37

Grants of Plan Based Awards During 2019

		ESTIMATED FUTURE PAYMENTS UNDER			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS(2)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS(3)
		NON-EQUITY INCENTIVE PLAN AWARDS(1)
NAME	GRANT DATE	THRESHOLD	TARGET	MAXIMUM			EXERCISE PRICE OF OPTION AWARDS ($/SH)(4)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(5)

David W. Grzebinski	01/28/19	$264,000	$1,320,000	$2,640,000
	02/01/19				17,855			$1,320,020
	02/01/19					29,451	$73.93	659,997

William G. Harvey	01/28/19	103,000	515,000	1,030,000
	02/01/19				6,970			515,292
	02/01/19					11,490	73.93	257,491

Christian G. O’Neil	01/28/19	90,000	450,000	900,000
	02/01/19				6,090			450,234
	02/01/19					10,041	73.93	225,019

Joseph H. Reniers	01/28/19	90,000	450,000	900,000
	02/01/19				6,090			450,234
	02/01/19					10,041	73.93	225,019

Scott P. Miller	04/08/19				4,015			309,838
	05/03/19				4,015			340,873
	05/03/19					6,705	84.90	171,782

(1)

Amounts shown represent long-term cash performance awards made to the four of the five named executive officers in 2019 for the 2019-2021 performance period under the Company’s long-term incentive compensation program. The cash performance awards are based on a three-year performance period beginning January 1, 2019. The percentage of the target award paid at the end of the performance period will be based on the achievement by the Company on a cumulative basis for the three-year performance period of the objective levels of EBITDA, return on total capital and earnings per share established under the Company’s AIP. The threshold amount is payable if 80% of the performance target is achieved and the maximum amount is payable if 130% or more of the performance target is achieved; if less than 80% is achieved, there is no payment. For 2019, the first year of the performance period, the Company and its business groups achieved approximately 84% of the target performance measures (depending on the weighting for the different participants), but the actual payout to the participating executive officers cannot be determined until the remaining two years of the performance period are completed.

(2)

Represents the number of RSUs awarded in 2019 under the Company’s 2005 Stock and Incentive Plan. Each RSU represents a contingent right to receive cash or one share of common stock of the Company. The RSUs awarded on February 1, 2019 and Mr. Miller’s RSUs awarded on May 3, 2019 vest 20% on January 24th of each year following the original grant date. Mr. Miller’s RSUs awarded on April 8, 2019 vest 20% on April 8th of each year following the original grant date.

(3)

Represents the number of stock options awarded in 2019 under the Company’s 2005 Stock and Incentive Plan. The stock options granted become exercisable one-third after one year, two-thirds after two years, and are fully exercisable after three years from the date of grant. No stock appreciation rights were granted with the stock options.

(4)	The exercise price per share is equal to the closing price per share of the Company’s common stock on the date of grant.

(5)

The grant date fair values are calculated based in accordance with FASB ASC Topic 718. For RSUs awarded, each unit is valued at the closing stock price of the Company’s common stock on the date of grant, resulting in a fair value of $73.93 per share on February 1, 2019, $77.17 per share on April 8, 2019, and $84.90 per share on May 3, 2019. The Black-Scholes option pricing model is used to determine the fair value of stock options, resulting in a fair value of $22.41 per share on February 1, 2019 and $25.62 per share on May 3, 2019.

38	KIRBY | 2020 PROXY STATEMENT

Outstanding Equity Awards at December 31, 2019

		OPTION AWARDS				STOCK AWARDS

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE(1)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(2)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(3)

David W. Grzebinski	01/02/14	7,041	—	$96.85	01/02/21	—	$—
	02/25/14	5,118	—	101.46	02/25/21	—	—
	02/02/15	21,843	—	74.99	02/02/22	2,934	262,681
	02/01/16	35,235	—	51.23	02/01/23	8,590	769,063
	02/06/17	17,756	8,878	68.50	02/06/24	9,636	862,711
	02/22/18	8,786	17,572	75.50	02/22/25	13,056	1,168,904
	02/01/19	—	29,451	73.93	02/01/26	17,855	1,598,558

William G. Harvey	02/22/18	2,282	4,564	75.50	02/22/25	3,392	303,686
	02/01/19	—	11,490	73.93	02/01/26	6,970	624,024

Christian G. O’Neil	02/03/14	3,861	—	93.64	02/03/21	—	—
	02/25/14	237	—	101.46	02/25/21	—	—
	02/02/15	5,628	—	74.99	02/02/22	756	67,685
	02/01/16	9,075	—	51.23	02/01/23	2,212	198,040
	05/02/16	—	15,500	64.89	05/02/25	15,410	1,379,657
	02/06/17	4,574	2,287	68.50	02/06/24	2,484	222,393
	02/22/18	3,566	7,132	75.50	02/22/25	5,300	474,509
	02/01/19	—	10,041	73.93	02/01/26	6,090	545,238

Joseph H. Reniers	02/03/14	3,861	—	93.64	02/03/21	—	—
	02/25/14	237	—	101.46	02/25/21	—	—
	02/02/15	5,628	—	74.99	02/02/22	756	67,685
	02/01/16	—	—	—	—	2,212	198,040
	05/02/16	—	15,500	64.89	05/02/25	15,410	1,379,657
	02/06/17	4,574	2,287	68.50	02/06/24	2,484	222,393
	09/18/17	762	381	64.65	09/18/24	408	36,528
	02/22/18	3,566	7,132	75.50	02/22/25	5,300	474,509
	02/01/19	—	10,041	73.93	02/01/26	6,090	545,238

Scott P. Miller	04/08/19	—	—	—	—	4,015	359,463
	05/03/19	—	6,705	84.90	05/03/26	4,015	359,463

(1)

Stock options become exercisable one-third after one year, two-thirds after two years and are fully exercisable after three years from the original grant dates, except for the stock options granted to Mr. Reniers and Mr. O’Neil on May 2, 2016 which become exercisable on May 2, 2021.

(2)

Restricted stock and RSUs vest 20% on January 24th of each year following the original grant dates, except for the restricted stock awarded to Mr. Reniers and Mr. O’Neil on May 2, 2016 which vests 100% on May 2, 2021 and RSUs awarded to Mr. Miller on April 8, 2019, which vest 20% on April 8th of each year following the original grant date.

(3)

The market value of the restricted stock or RSUs that had not vested as of December 31, 2019 is calculated using the closing price of the Company’s common stock on December 31, 2019, which was $89.53 per share.

KIRBY | 2020 PROXY STATEMENT	39

Option Exercises and Stock Vested During 2019

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE(1)	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING(2)
David W. Grzebinski	17,121	$150,536	15,407	$1,038,432
William G. Harvey	—	—	848	57,155
Christian G. O’Neil	10,905	110,933	4,582	308,827
Joseph H. Reniers	9,075	280,814	4,718	319,962
Scott P. Miller	—	—	—	—

(1)	Based on the closing price of the Company’s common stock on the date of exercise.

(2)	Based on the closing price of the Company’s common stock on the date of vesting.

Nonqualified Deferred Compensation

NAME	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR(1)	AGGREGATE EARNINGS IN LAST FISCAL YEAR(2)	AGGREGATE BALANCE AT LAST FISCAL YEAR END
David W. Grzebinski	$—	$83,422	$507,821
William G. Harvey	—	1,072	16,200
Christian G. O’Neil	—	8,669	57,359
Joseph H. Reniers	—	7,816	52,605
Scott P. Miller	—	—	—

(1)

The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees with base salary in excess of a certain level (base salary of $280,000 for 2019). Contributions for 2019, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2018, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $47,879 to Mr. Grzebinski, $15,128 to Mr. Harvey, $11,858 to Mr. O’Neil, and $12,029 to Mr. Reniers.

(2)

Earnings and losses on deferred compensation for active employees under the Deferred Compensation Plan for Key Employees are calculated in the same manner and at the same rate as earnings and losses on externally managed investments of salaried employees participating in the Company’s Profit Sharing Plan. The Deferred Compensation Plan for Key Employees was amended on April 24, 2018 to provide that if the payment of a participant’s benefit is delayed due to the American Jobs Creation Act of 2004 and section 409A of the Internal Revenue Code of 1986 (“Section 409A”), the participant’s account will be credited with earnings based on a prime rate concept. Section 409A requires that certain participants must wait six months following termination of employment before they are permitted to receive a distribution. The Company will use a prime rate during any required delay period following termination of employment.

40	KIRBY | 2020 PROXY STATEMENT

Equity Compensation Plan Information as of December 31, 2019

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN FIRST COLUMN)
Equity compensation plans approved by stockholders	486,059	$71.65	1,356,969

Equity compensation plans not approved by stockholders(1)	115,756	$73.68	461,133

Total	601,815	$72.04	1,818,102

(1)

The only plan included in the table that was adopted without stockholder approval was the 2000 Nonemployee Director Stock Plan, the material features of which are summarized under “BOARD OF DIRECTORS — Director Compensation.” Subsequent increases in the number of shares that may be issued under that plan were approved by the stockholders in 2008 and 2012.

Potential Payments Upon Change in Control

The Company’s 2005 Stock and Incentive Plan provides for accelerated vesting of stock options, restricted stock and RSUs upon a change in control of the Company and a qualifying termination of employment in connection with or within 18 months after the change in control. A qualifying termination is a termination by the Company without “cause” or a termination by the employee with “good reason” as those terms are defined in the 2005 Stock and Incentive Plan. If a change in control and qualifying termination of employment were to have occurred on December 31, 2019, all of the named executive officers’ outstanding options to acquire Company common stock would have become immediately exercisable and all of the restricted stock and RSUs granted to the named executive officers would have also immediately vested. The value of the stock options, restricted stock and RSUs in the summaries for each officer below is based on the Company’s closing market price of $89.53 per share on December 31, 2019.

If a change in control were to have occurred on December 31, 2019, cash performance awards would have been considered earned for the proportionate part of the performance period prior to the change in control so that holders of the awards would have been entitled to receive the cash performance award based upon targets achieved at the time of the change in control.

David W. Grzebinski

Mr. Grzebinski’s options to purchase an aggregate of 55,901 shares of common stock would have become fully exercisable on December 31, 2019 if a change in control and qualifying termination of employment had occurred on that date. Under the terms of Mr. Grzebinski’s stock option agreements, he would have to pay $4,112,141 to purchase the option shares. Accordingly, the maximum value of the accelerated vesting of the 55,901 option shares would have been $892,675 ($89.53 per share value on December 31, 2019, multiplied by 55,901 shares minus $4,112,141, the aggregate price of the options).

Mr. Grzebinski had 21,160 shares of restricted stock and 30,911 RSUs that were not vested as of December 31, 2019. If a change in control and qualifying termination of employment had occurred on that date, the 21,160 shares would have become fully vested and 30,911 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. Grzebinski’s restricted stock and RSUs would have been $4,661,917 ($89.53 per share value on December 31, 2019, multiplied by the fully vested 52,071 shares of restricted stock and RSUs).

On December 31, 2019, Mr. Grzebinski would have become entitled to payments under previously granted cash performance awards of $1,125,608 if a change in control had occurred on that date.

KIRBY | 2020 PROXY STATEMENT	41

William G. Harvey

Mr. Harvey’s options to purchase an aggregate of 16,054 shares of common stock would have become fully exercisable on December 31, 2019 if a change in control and qualifying termination of employment had occurred on that date. Under the terms of Mr. Harvey’s stock option agreements, he would have to pay $1,194,038 to purchase the option shares. Accordingly, the maximum value of the accelerated vesting of the 16,054 option shares would have been $243,277 ($89.53 per share value on December 31, 2019, multiplied by 16,054 shares minus $1,194,038, the aggregate price of the options).

Mr. Harvey had 10,362 RSUs that were not vested as of December 31, 2019. If a change in control and qualifying termination of employment had occurred on that date, the 10,362 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. Harvey’s RSUs would have been $927,710 ($89.53 per share value on December 31, 2019, multiplied by the fully vested 10,362 RSUs).

On December 31, 2019, Mr. Harvey would have become entitled to payments under previously granted cash performance awards of $340,508 if a change in control had occurred on that date.

Christian G. O’Neil

Mr. O’Neil’s options to purchase an aggregate of 34,960 shares of common stock would have become fully exercisable on December 31, 2019 if a change in control and qualifying termination of employment had occurred on that date. Under the terms of Mr. O’Neil’s stock option agreements, he would have to pay $2,443,252 to purchase the option shares. Accordingly, the maximum value of the accelerated vesting of the 34,960 option shares would have been $686,717 ($89.53 per share value on December 31, 2019, multiplied by 34,960 shares minus $2,443,252, the aggregate price of the options).

Mr. O’Neil had 20,862 shares of restricted stock and 11,390 RSUs that were not vested as of December 31, 2019. If a change in control and qualifying termination of employment had occurred on that date, the 20,862 shares would have become fully vested and 11,390 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. O’Neil’s restricted stock and RSUs would have been $2,887,522 ($89.53 per share value on December 31, 2019, multiplied by the fully vested 32,252 shares of restricted stock and RSUs).

On December 31, 2019, Mr. O’Neil would have become entitled to payments under previously granted cash performance awards of $143,700 if a change in control had occurred on that date.

Joseph H. Reniers

Mr. Reniers’ options to purchase an aggregate of 35,341 shares of common stock would have become fully exercisable on December 31, 2019 if a change in control and qualifying termination of employment had occurred on that date. Under the terms of Mr. Reniers’ stock option agreements, he would have to pay $2,467,883 to purchase the option shares. Accordingly, the maximum value of the accelerated vesting of the 35,341 option shares would have been $696,196 ($89.53 per share value on December 31, 2019, multiplied by 35,341 shares minus $2,467,883, the aggregate price of the options).

Mr. Reniers had 21,270 shares of restricted stock and 11,390 RSUs that were not vested as of December 31, 2019. If a change in control and qualifying termination of employment had occurred on that date, the 21,270 shares would have become fully vested and 11,390 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. Reniers’ restricted stock and RSUs would have been $2,924,050 ($89.53 per share value on December 31, 2019, multiplied by the fully vested 32,660 shares of restricted stock and RSUs).

On December 31, 2019, Mr. Reniers would have become entitled to payments under previously granted cash performance awards of $108,900 if a change in control had occurred on that date.

42	KIRBY | 2020 PROXY STATEMENT

Scott P. Miller

Mr. Miller’s options to purchase an aggregate of 6,705 shares of common stock would have become fully exercisable on December 31, 2019 if a change in control and qualifying termination of employment had occurred on that date. Under the terms of Mr. Miller’s stock option agreements, he would have to pay $569,255 to purchase the option shares. Accordingly, the maximum value of the accelerated vesting of the 6,705 option shares would have been $31,044 ($89.53 per share value on December 31, 2019, multiplied by 6,705 shares minus $569,255, the aggregate price of the options).

Mr. Miller had 8,030 RSUs that were not vested as of December 31, 2019. If a change in control and qualifying termination of employment had occurred on that date, the 8,030 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. Miller’s RSUs would have been $718,926 ($89.53 per share value on December 31, 2019, multiplied by the fully vested 8,030 RSUs).

KIRBY | 2020 PROXY STATEMENT	43

BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of March 2, 2020. Under rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual’s benefit. Except as otherwise indicated, the persons named have sole voting and investment power over the shares shown.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED ON MARCH 2, 2020

	DIRECT(1)	INDIRECT		RIGHT TO ACQUIRE(2)	TOTAL	PERCENT OF COMMON STOCK(3)

DIRECTORS
Anne-Marie N. Ainsworth	12,176	—		—	12,176
Richard J. Alario	17,352	—		12,000	29,352
Tanya S. Beder	1,209	—		—	1,209
Barry E. Davis	13,199	—		8,480	21,679
C. Sean Day	63,184	—		24,000	87,184
David W. Grzebinski(4)	65,418	—		123,260	188,678
Monte J. Miller	14,189	—		25,276	39,465
Joseph H. Pyne	133,884	6,250	(5)	14,264	154,398
Richard R. Stewart	19,699	—		12,000	31,699
William M. Waterman	66,260	157,249	(6)	22,000	245,509

NAMED EXECUTIVES
William G. Harvey	1,777	—		8,394	10,171
Christian G. O’Neil	23,093	—		36,141	59,234
Joseph H. Reniers	22,657	—		27,828	50,485
Scott P. Miller	—	—		—	—
Directors and Executive Officers as a group (21 in number)	512,838	164,429		374,051	1,051,318	1.7%

(1)

Shares owned as of March 2, 2020 and held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account. Also includes any shares held under the Company’s 401(k) Plan.

(2)	Shares with respect to which a director or executive officer has the right to acquire beneficial ownership within 60 days after March 2, 2020.

(3)	No percent of class is shown for holdings of less than 1%.

(4)	Mr. Grzebinski is both a director and a named executive officer.

(5)	Shares are held by a trust for the benefit of Mr. Pyne’s daughter.

(6)	Shares are held by a trust for the benefit of Mr. Waterman’s wife and adult children. Mr. Waterman’s wife is a trustee of the trust. Mr. Waterman disclaims beneficial ownership of the trust shares.

44	KIRBY | 2020 PROXY STATEMENT

Principal Stockholders

The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, based on filings with the SEC:

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF CLASS(1)
Baillie Gifford & Co. Calton Square 1 Greenside Row Edinburgh EH1 3AN Scotland, UK	7,298,977	(2)	12.2%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,496,438	(3)	9.2%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,225,929	(4)	8.7%

Eaton Vance Management 2 International Place Boston, MA 02110	4,493,916	(5)	7.5%

(1)	Based on the Company’s outstanding shares of common stock on March 2, 2020.

(2)	Based on Schedule 13G/A, dated January 17, 2020, filed by Baillie Gifford & Co. with the SEC.

(3)	Based on Schedule 13G/A, dated February 5, 2020, filed by BlackRock, Inc. with the SEC.

(4)	Based on Schedule 13G/A, dated February 12, 2020, filed by The Vanguard Group with the SEC.

(5)	Based on Schedule 13G/A, dated February 12, 2020, filed by Eaton Vance Management with the SEC.

KIRBY | 2020 PROXY STATEMENT	45

CEO PAY RATIO

As required by SEC regulation, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer (“CEO”).

For 2019, our last completed fiscal year, the median of the annual total compensation of all employees of the Company and its marine transportation and distribution and services segments (other than our CEO and other than as explained below) was $83,595, and the annual total compensation of our CEO was $4,684,626.

Based on this information, for 2019 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 56:1.

To determine the median of the annual total compensation of all employees of the Company and its marine transportation and distribution and services segments (other than our CEO), we identified our total employee population as of December 31, 2019, which consisted of approximately 5,500 employees excluding a de minimus number of non-U.S. employees.

To identify the median employee, we conducted a full analysis of this employee population, without the use of statistical sampling. We determined our median employee using “total compensation” for the full year 2019. “Total compensation” consisted of gross wages to include base wages, incentives, paid time off, overtime, and perquisites. We annualized gross wages for employees who were not employed for the full year in 2019. We then calculated the annual total compensation of the median employee using the same methodology used in calculating the annual total compensation of the CEO.

46	KIRBY | 2020 PROXY STATEMENT

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

KIRBY | 2020 PROXY STATEMENT	47

STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Under SEC regulations, stockholder proposals must be received by the Company at its principal executive offices no later than November 20, 2020 to be included in the Company’s proxy statement and form of proxy for the 2021 Annual Meeting of Stockholders. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

Under the Company’s Bylaws, written notice (containing the information required by the Bylaws) of any stockholder proposal (including director nominations) for action at an annual meeting of stockholders (whether or not proposed for inclusion in the Company’s proxy materials) must be received by the Company at its principal executive offices not less than 90 days, or January 28, 2021, nor more than 120 days, or December 29, 2020, prior to the anniversary date of the prior year’s annual meeting of stockholders and must be a proper subject for stockholder action.

48	KIRBY | 2020 PROXY STATEMENT

SOLICITATION OF PROXIES

The Proxy Card

Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of the Class I directors and the Class II director named in this Proxy Statement, for the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2020, for the approval on an advisory basis of executive compensation and at the discretion of the proxies on any other matters.

You are encouraged to complete, sign and return the proxy card or vote your shares via the phone or internet even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Cost of Soliciting Proxies

The solicitation of proxies is made by the Company and the cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson LLC to solicit proxies at an estimated cost of $8,500, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

VOTING

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 2, 2020 will be entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on March 2, 2020, the Company had 59,997,006 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Quorum and Votes Necessary to Adopt Proposals

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their beneficial owners will be counted for the purpose of determining whether a quorum is present. A majority of the votes cast (not counting abstentions and broker nonvotes) is required for the election of directors (Proposals 1 and 2). A majority of the outstanding shares entitled to vote that are represented at the meeting in person or by proxy is required for the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2020 (Proposal 3). Proposal 4 is a non-binding advisory vote on matters related to executive compensation and therefore there is no voting standard for that proposal, since the voting results will be informational only.

KIRBY | 2020 PROXY STATEMENT	49

Please note that if your shares are held in the name of a brokerage firm on your behalf, your broker may not vote your shares on the election of directors or the matters related to executive compensation without voting instructions from you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2020

This Proxy Statement and the Company’s 2019 Annual Report, which includes the Annual Report on Form 10-K filed with the SEC, are available electronically at www.proxyvote.com and the Company’s website at www.kirbycorp.com in the Investor Relations section under Financials.

The following proposals will be considered at the meeting:

Proposal 1	Election of three Class I directors

Proposal 2	Election of one Class II director

Proposal 3	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2020

Proposal 4	Advisory vote on the approval of the compensation of the Company’s named executive officers

The Board of Directors of the Company unanimously recommends that you vote “FOR” the Board’s nominees for director, “FOR” the selection of KPMG LLP as our independent registered public accounting firm for 2020 and “FOR” approval of our executive compensation.

BY ORDER OF THE BOARD OF DIRECTORS

Amy D. Husted

Vice President, General Counsel and Secretary

March 5, 2020

Houston, Texas

50	KIRBY | 2020 PROXY STATEMENT

APPENDIX A

Reconciliation of GAAP to Non-GAAP Financial Measures Excluding One-Time Items

(unaudited, $ in millions except per share amounts)

	FULL YEAR 2019

	OPERATING INCOME	EARNINGS BEFORE TAX	NET EARNINGS ATTR. KIRBY	DILUTED EARNINGS PER SHARE

GAAP Operating income and earnings	$242.0	$189.8	$142.3	$2.37

One-time items:

Inventory write-down	35.5	35.5	28.0	0.47

Severance and early retirement expense	4.8	4.8	3.7	0.06

Operating income and earnings, excluding one-time items(1)	$282.3	$230.1	$174.0	$2.90

	FULL YEAR 2018

	OPERATING INCOME	EARNINGS BEFORE TAX	NET EARNINGS ATTR. KIRBY	DILUTED EARNINGS PER SHARE

GAAP Operating income and earnings	$155.3	$114.2	$78.5	$1.31

One-time items:

Impairment of long-lived assets	85.1	85.1	67.2	1.12

Impairment of goodwill	2.7	2.7	2.1	0.04

Executive Chairman retirement	18.1	18.1	18.1	0.30

Higman transaction fees & expenses	3.3	3.3	2.5	0.04

Amendment to employee stock plan	3.9	3.9	3.0	0.05

Operating income and earnings, excluding one-time items(1)	$268.4	$227.3	$171.4	$2.86

	FULL YEAR 2017

	OPERATING INCOME	EARNINGS BEFORE TAX	NET EARNINGS ATTR. KIRBY	DILUTED EARNINGS PER SHARE

GAAP Operating income and earnings (loss)	$93.6	$73.0	$313.2	$5.62

One-time items:

US tax reform and deferred tax liability remeasurement	-	-	(269.4)	(4.83)

Impairment of long-lived assets	105.7	105.7	67.0	1.20

Operating income and earnings, excluding one-time items(1)	$199.3	$178.7	$110.8	$1.99

(1)

Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: operating income, excluding one-time items; earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company’s normal operating results. These non-GAAP financial measures are not calculations based on GAAP and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

KIRBY | 2020 PROXY STATEMENT	51

APPENDIX B

Reconciliation of GAAP Net Earnings Attributable to Kirby to Non-GAAP EBITDA

(unaudited, $ in millions)

	2019	2018	2017

Net earnings attributable to Kirby	$142.3	$78.5	$313.2

Interest expense	56.0	46.9	21.5

Provision (benefit) for taxes on income	46.8	35.0	(240.8)

Impairment of long-lived assets	-	82.7	105.7

Impairment of goodwill	-	2.7	-

Depreciation and amortization	219.7	225.0	202.8

EBITDA, Non-GAAP(1)	$464.8	$470.8	$402.4

(1)

Kirby reports its financial results in accordance with GAAP. However, Kirby believes that the non-GAAP financial measure EBITDA is useful in managing Kirby’s businesses and evaluating Kirby’s performance. EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets and impairment of goodwill is used because of its wide acceptance as a measure of operating profitability before non-operating expenses (interest and taxes) and noncash charges (depreciation and amortization, impairment of long-lived assets, and impairment of goodwill). EBITDA is one of the performance measures used in Kirby’s AIP. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. This non-GAAP financial measure is not a substitute for GAAP financial results and should only be considered in conjunction with Kirby’s financial information that is presented in accordance with GAAP.

Kirby Corporation 55 Waugh Drive, Suite 1000 Houston, Texas 77007 713-435-1000 www.kirbycorp.com

KIRBY CORPORATION P.O. BOX 1745 HOUSTON, TX 77251-1745

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 27, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 27, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

E91811-P35045                     KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KIRBY CORPORATION

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1.

1.	Election of Class I Directors
	Nominees		For	Against	Abstain

	1a.	Richard J. Alario	☐	☐	☐

	1b.	David W. Grzebinski	☐	☐	☐

	1c.	Richard R. Stewart	☐	☐	☐

The Board of Directors recommends a vote FOR the nominee listed in Proposal 2.

2.	Election of Class II Director
	Nominee		For	Against	Abstain

	2a.	Tanya S. Beder	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 3 and 4.		For	Against	Abstain

3.	Ratification of the selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2020.	☐	☐	☐

4.	Advisory vote on the approval of the compensation of Kirby’s named executive officers.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

            Signature [PLEASE SIGN WITHIN BOX]                            Date                                                                                   Signature (Joint Owners)                                                       Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2020 Annual Meeting, Proxy Statement and the Company’s Annual Report, which includes the

Annual Report on Form 10-K for 2019, are available at www.proxyvote.com.

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E91812-P35045

KIRBY CORPORATION Annual Meeting of Stockholders April 28, 2020 10:00 AM (CDT) This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David W. Grzebinski, William G. Harvey, Ronald A. Dragg and Amy D. Husted, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes each to represent and to vote, as designated below, all the shares of common stock, par value $0.10 per share, of Kirby Corporation (the “Company”) held of record by the undersigned as of the close of business on March 2, 2020, at the Annual Meeting of Stockholders to be held on April 28, 2020, at 55 Waugh Drive, 11th floor, Houston, Texas 77007 at 10:00 AM (CDT) and any adjournment(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS LISTED IN PROPOSALS 1 AND 2. SHOULD ANY OF THEM REFUSE OR BECOME UNABLE TO ACCEPT ELECTION AS A DIRECTOR OF THE COMPANY, THE PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON OR PERSONS AS MAY BE NOMINATED OR DESIGNATED BY THE BOARD OF DIRECTORS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 3 AND 4. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side